EXHIBIT 4.15

CONFORMED COPY

SHARE PURCHASE AGREEMENT

by and between

INTERNATIONAL TRADING AND INVESTMENTS HOLDINGS S.A.
LUXEMBOURG

and

SBS BROADCASTING S.A.

Dated as of September 12, 2003

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

ARTICLE II	PURCHASE AND SALE OF STRATEUROP SHARES
Section 2.1	Purchase and Sale of Strateurop Shares
(a)	SBS Consideration
(b)	ITI Consideration
Section 2.2	Closing.
(a)	Obligations of the Parties at Closing
(b)	Simultaneous Closing
Section 2.3	Obligations in connection with the HYB Offering or any Alternative Financing.
(a)	Best Efforts Obligation to Consummate the HYB Offering
(b)	Approval of TVN Supervisory Board
(c)	Participation in HYB Offering Preparation
(d)	Alternative Financing
(e)	Obligation to Escrow Certain HYB Offering Proceeds
Section 2.4	SBS Participation in Subsequent Transfer of TVN.
Section 2.5	Termination of the Call Option Agreement
Section 2.6	Guarantee of Performance by Respective Subsidiaries

ARTICLE III	REPRESENTATIONS AND WARRANTIES
Section 3.1	Representations and Warranties of SBS
(a)	Organization, Good Standing and Qualification
(b)	Strateurop and the SBS TVN Shares
(c)	Corporate Authority
(d)	No Violations
(e)	Brokers and Finders
(f)	No Other Representations or Warranties
Section 3.2	Representations and Warranties of ITI
(a)	Organization, Good Standing and Qualification
(b)	Corporate Authority
(c)	No Violations
(d)	HYB Offering Memorandum
(e)	TVN Financial Statements
(f)	Investment
(g)	No Other Representations or Warranties

ARTICLE IV	COVENANTS
Section 4.1	Non Compete
Section 4.2	Standstill
Section 4.3	Cooperation.

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(a)	Best Efforts Obligation to Consummate the Transactions
(b)	Further Assurances
(c)	Right of SBS to Prior Review of Disclosures to Third Parties; Obligation of ITI to Keep SBS Apprised of Certain Matters
Section 4.4	Fees and Expenses.
(a)	Transactions Consummated
(b)	Transactions Not Consummated
Section 4.5	Publicity.
(a)	General Obligation to Keep Certain Information Confidential
(b)	Press Release and other Public Statements; Disclosures to Certain Third-Parties
Section 4.6	Delivery by ITI of Certain Documents; Retention of Books and Records.
(a)	Obligation of ITI to Deliver Certain Documents
(b)	Retention of Books and Records
Section 4.7	Taxes.
(a)	Taxes of Strateurop Payable Prior to the Closing Date
(b)	Taxes Arising in Connection with the Transfer of the Strateurop Shares.
(c)	Taxes of Strateurop Arising After the Closing Date.

ARTICLE V	CONDITIONS
Section 5.1	Conditions to Obligations of SBS
(a)	Representations and Warranties
(b)	Compliance with Agreements and Conditions
(c)	Certificate
(d)	Opinions
(e)	Antitrust; Consents and Approvals
(f)	Termination Agreement
(g)	Litigation
(h)	Other Documents
(i)	Directors
Section 5.2	Conditions to Obligations of ITI
(a)	Representations and Warranties
(b)	Compliance with Agreements and Conditions
(c)	Certificate
(d)	Opinions
(e)	Antitrust; Consents and Approvals
(f)	Termination Agreement
(g)	Litigation
(h)	Other Documents
(i)	Directors
(j)	Financing

EXHIBITS

1	Definitions
2	Form of Termination Agreement
3	Form of Notarial Deed
4	Form of Certificate of Romano Fanconi, Corporate Secretary of ITI, pursuant to Section 5.1(c) of the Agreement
5	Form of Luxembourg Law Opinion of Elvinger Hoss & Prussen, pursuant to Section 5.1(d) of the Agreement
6	Form of U.S. Law Opinion of Heller Ehrman, pursuant to Section 5.1(d) of the Agreement
7	Form of Polish law opinion of Altheimer & Gray, pursuant to Section 5.1(d) of the Agreement
8	Form of Certificate of Erik T. Moe, General Counsel of SBS, pursuant to Section 5.2(c) of the Agreement
9	Form of Opinion of Arendt & Medernach, pursuant to Section 5.2(d) of the Agreement
10	Form of Opinion of Erik T. Moe, General Counsel of SBS, pursuant to Section 5.2(d) of the Agreement
11	TVN Annual Budget for Fiscal Year 2003
12	TVN HYB Summary of Terms
13	Balance Sheet of Strateurop for the period ended June 30, 2003
14	Form of Letter of J.P. Morgan, pursuant to Section 2.3(b) of the Agreement

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 12, 2003, by and between International Trading and Investments Holdings S.A. Luxembourg, a company organized under the laws of Luxembourg with registered number B29742 and its registered office at 398, route d’Esch, L-1471 Luxembourg (“ITI”), and SBS Broadcasting S.A., a company organized under the laws of Luxembourg with registered number B31996 and its registered office at 8-10, rue Mathias Hardt, L-1717, Luxembourg (“SBS” and, together with ITI, the “Parties” and each, a “Party”).

WHEREAS, ITI, together with 3W Capital Investments S.A., a company organized under the laws of Poland (“3W”), owns, directly or indirectly, 69.57% of the share capital of TVN Sp. z o.o., a company organized under the laws of Poland (“TVN”), which conducts broadcasting and related activities in Poland and is licensed by the Polish Broadcasting Council to carry on such activities;

WHEREAS, SBS owns indirectly through its wholly owned subsidiary, SBS Nederland B.V. (“SBS Nederland”), all of the 18,152 outstanding ordinary shares, par value one Euro (EUR 1) per share, of Strateurop International B.V., a company organized under the laws of The Netherlands (such entity, “Strateurop” and such shares, the “Strateurop Shares”), which entity acts solely as a holding company for 200,200 common shares, par value PLN 100 per share, of TVN (each a “TVN Share” and, together, the “SBS TVN Shares”), which SBS TVN Shares at the date hereof represent 30.43% of the outstanding share capital of TVN (the “SBS TVN Interest”);

WHEREAS, ITI wants to purchase from SBS all of the SBS TVN Shares through the acquisition from SBS Nederland of all the Strateurop Shares in exchange for €131,561,300 in cash (the “Acquisition”), subject to the terms and conditions hereinafter provided;

WHEREAS, ITI intends to finance its purchase of the Strateurop Shares through an offering by TVN, or a special purpose finance subsidiary of TVN, of high yield notes to institutional investors (the “HYB Offering”) or, failing successful completion of the HYB Offering and at ITI’s discretion, through an alternative financing arrangement capable of raising the ITI Consideration, as defined below (the “Alternative Financing”).  ITI intends to procure that the proceeds of the HYB Offering or the Alternative Financing are made available to ITI through the appropriate contractual arrangements (the “On-Funding Arrangements”); and

WHEREAS, in connection with the Acquisition, ITI and SBS want to terminate on the Closing Date certain existing agreements between them relating to TVN (the “Termination” and together with the Acquisition, the “Transactions”), subject to the terms and conditions as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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ARTICLE I

DEFINITIONS

Unless otherwise indicated, defined terms in this Agreement and in the Exhibits to this Agreement have the meanings assigned to them in Exhibit 1 hereto.

ARTICLE II

PURCHASE AND SALE OF STRATEUROP SHARES

Section 2.1                                      Purchase and Sale of Strateurop Shares.  On the Closing Date:

(a)                                  SBS Consideration.  SBS shall sell and transfer, or shall cause its applicable Subsidiary to sell and transfer, to ITI Media Group N.V., a company organized under the laws of The Netherlands Antilles (“ITI Media”), the Strateurop Shares (the “SBS Consideration”).

(b)                                 ITI Consideration.  ITI shall purchase, or shall cause its applicable Subsidiary to purchase, the Strateurop Shares, and shall deliver, or shall cause its applicable Subsidiary to deliver, Euros in cash to SBS Nederland in the amount of €131,561,300.

The cash to be paid pursuant to this Section 2.1(b) shall be paid by or on behalf of ITI to SBS Nederland by wire transfer of Euros in immediately available funds to an account or accounts to be designated in writing by SBS (such account or accounts to be designated not less than two Business Days prior to the Closing Date) (the “ITI Consideration”).  Notwithstanding the foregoing, SBS shall have the right to direct delivery of any of the ITI Consideration to any member of the SBS Group; provided that, ITI and its Subsidiaries shall have received written notice not less than two Business Days prior to the Closing Date with respect thereto.

Section 2.2                                      Closing.

(a)                                  Obligations of the Parties at Closing.  The closing of the Transactions shall occur on the first Business Day nominated by either Party on which all of the conditions precedent to the obligations of the Parties set forth in this Agreement have been satisfied or waived (the “Closing”), it being understood that the first intention of the Parties is that the Closing occur no later than the date of closing of the HYB Offering (the “HYB Closing Date”) or, failing that, as soon as reasonably practicable thereafter.  The Closing shall take place at either the offices of Sullivan & Cromwell LLP, 1 New Fetter Lane, London EC4A 1AN, England or such other location as may be agreed by the Parties.  The date on which the Closing shall occur is referred to herein as the “Closing Date”.  At the Closing:

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(A)                              Payment and Delivery of the SBS Consideration.  SBS shall deliver the SBS Consideration in accordance with Section 2.1(a) herein, and in connection therewith, SBS shall (i) cause SBS Nederland to sell and transfer to ITI Media the Strateurop Shares, which sale and transfer shall be effected by execution of a notarial deed of purchase and transfer by SBS Nederland and ITI Media substantially in the form attached as Exhibit 3 hereto in the presence of the Notary, and (ii) deliver or cause to be delivered to ITI a copy of the shareholder register of Strateurop, certified by the Notary, showing that the transfer of the Strateurop Shares to ITI Media has been validly recorded in such shareholders register of Strateurop, and

(B)                                Payment and Delivery of the ITI Consideration.  ITI shall deliver the ITI Consideration in accordance with Section 2.1(b) herein.

(b)                                 Simultaneous Closing.  Each of the Parties hereto will use its best efforts to ensure that the Closing will occur on the date of the closing of the HYB Offering.  ITI agrees that the first use of the proceeds of the HYB Offering shall be to pay the ITI Consideration to SBS and ITI shall cause TVN or the relevant TVN Subsidiary to deliver irrevocable instructions to the lead underwriters of the HYB Offering to pay on the HYB Closing Date or as soon as practicable thereafter the ITI Consideration on ITI’s behalf to SBS in accordance with Section 2.1(b) herein.

Section 2.3                                      Obligations in connection with the HYB Offering or any Alternative Financing.

(a)                                  Best Efforts Obligation to Consummate the HYB Offering.  ITI shall agree to use its best efforts to cause TVN to close the HYB Offering (provided it raises proceeds of at least U.S. $200,000,000) as soon as practicably possible following the date hereof; provided that ITI shall not be under any obligation to cause TVN to close the HYB Offering and to close the Transactions if one or more events occur following the date of this Agreement that, individually or in the aggregate, are so material and adverse that ITI concludes, based on the advice of J.P. Morgan Securities Ltd. (“J.P. Morgan”) and after consultation with SBS and Morgan Stanley & Co. Ltd. (“Morgan Stanley”), that it is impracticable or inadvisable for ITI to proceed with the HYB Offering.

(b)                                 Approval of TVN Supervisory Board.  SBS agrees that the consent of the members of the TVN Supervisory Board appointed by SBS and the consent of SBS as a shareholder of TVN to the approval of the HYB Offering as described in the preliminary offering memorandum to be used in connection with the HYB Offering (the “Preliminary Offering Memorandum”) immediately prior to the date of the Preliminary Offering Memorandum shall not be unreasonably withheld provided that (i) the proposed HYB Offering shall be substantially on the terms and conditions set forth in Exhibit 12 hereto, (ii) the shareholders of TVN shall have received from J.P. Morgan a letter addressed to them substantially in the form set out in Exhibit 14 hereto and (iii) each of the conditions

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precedent specifically identified in Sections 5.1 and 5.2 as to be satisfied or waived prior to or at the date on which the TVN Supervisory Board approves the HYB Offering (the “Approval Date”), shall be satisfied or waived prior to such date.

(c)                                  Participation in HYB Offering Preparation.  ITI agrees to procure that, prior to the approval of the HYB Offering, (i) SBS shall be provided with all documentation relating to the HYB Offering reasonably requested by it, including copies of investor presentations, presentations, financial projections and rating agency materials, (ii) SBS shall have reasonable access to the management of TVN to address any comments or concerns relating to the HYB Offering documentation or offer process, (iii) SBS shall promptly be provided with drafts of the offering document as they become available, shall be given the opportunity to comment on such offering document and such comments shall be resolved to its reasonable satisfaction, and (iv) SBS shall be provided the final agreed drafts, initialized for purposes of identification, of (A) all “comfort letters” from TVN independent accountants relating to the financial information included in the final offering memorandum to be used in connection with the HYB Offering (the “HYB Offering Memorandum”) and (B) all legal opinions from TVN legal counsel covering, among other things, the absence of any material misstatement or omission in the HYB Offering Memorandum, in the form in which those letters and opinions are to be delivered to the HYB Offering underwriters (except that the “comfort letters” relating to the United States portion of the offering may be limited to an “agreed procedures” assurance pursuant to SAS 76) and addressed to all members of the TVN Supervisory Board, who shall be entitled to rely on them (and ITI shall procure that such comfort letters and opinions shall be delivered to the members of the TVN Supervisory Board at the same date as to the underwriters for the HYB Offering).

(d)                                 Alternative Financing.  In the event that, notwithstanding ITI’s best efforts in accordance with Section 2.3(a) hereunder, the HYB Offering can not be completed, ITI agrees, in the event that such Alternative Financing involves TVN or a Subsidiary of TVN, to (i) consult with SBS regarding such Alternative Financing, and (ii) to provide SBS in advance of use with a copy of all materials to be provided to rating agencies, investment banks or prospective investors in connection with such Alternative Financing.  For the avoidance of doubt any pledge or sale of TVN shares to a bank or other financial institution for purposes of an arm’s length financing or refinancing by ITI shall not constitute an Alternative Financing for the purposes of triggering the provisions of this Section 2.3(d).

(e)                                  Obligation to Escrow Certain HYB Offering Proceeds.  If despite the best efforts of both parties it is not practicable to effect the Transactions on the HYB Closing Date, the Parties shall enter into an escrow agreement, in a form reasonably satisfactory to each of SBS and ITI (the “HYB Escrow Agreement”), with J.P. Morgan as escrow agent pursuant to which:  (i) prior to the HYB Closing Date, ITI shall open a new account with the escrow agent or one of its affiliates (such account, the “ITI Bank Account”) and shall cause TVN or the relevant TVN subsidiary to deliver irrevocable instructions to the lead underwriters of the HYB Offering to pay by wire transfer of immediately available

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funds to the ITI Bank Account on behalf of ITI an amount in Euros equal to the ITI Consideration from the net proceeds raised in the HYB Offering (and the first use of any proceeds of the HYB Offering shall be for such purpose) (the “Escrowed HYB Proceeds”), (ii) prior to the HYB Closing Date, ITI shall deliver irrevocable instructions to the escrow agent to transfer, or cause to be transferred, immediately following the HYB Closing Date, the Escrowed HYB Proceeds, together with any interest earned thereon (such proceeds and such interest, the “Escrowed Property”), by wire transfer of immediately available funds or book entry to an interest-bearing escrow account maintained by the escrow agent (the “Escrow Bank Account”) for the benefit of SBS and (iii) on the Closing Date ITI and SBS shall instruct the escrow agent to deliver the Escrowed Property to SBS Nederland provided that if the Closing has not occurred prior to the date of termination of this Agreement, then (A) ITI shall cause the On-Funding Arrangements to be unwound to the extent they relate to the Escrowed Property and the Escrowed Property to be delivered to TVN, (B) ITI, SBS and TVN shall engage in discussions to arrive at a mutually agreeable decision as to the application of the Escrowed HYB Proceeds, having due regard for the fact that the HYB Offering was marketed on the basis that it was to be used to fund the Acquisition and (C) ITI agrees to cause TVN not to use the Escrowed Property until such mutually agreeable decision has been reached.

Section 2.4                                      SBS Participation in Subsequent Transfer of TVN.

(a)                                  In the event that following the Closing, ITI or any of its Subsidiaries effects a Transfer (as defined below) within 12 months of the Closing Date, then ITI shall pay to SBS following such Transfer an amount equal to the Premium (if any) (as defined below) associated with such Transfer, as set out in Sections 2.4(e) through (i) below, provided that the Premium shall be payable by ITI in the same form (e.g. cash, securities or other assets) as the Transfer Consideration (as defined below) is received by ITI, and in the same proportions (e.g. if the Transfer Consideration received by ITI is 70% cash and 30% shares, the Premium shall be payable 70% in cash and 30% in such shares).

(b)                                 The “Premium” for purposes of this Section 2.4 associated with a Transfer shall be an amount in U.S. dollars (or other appropriate form, pursuant to the operation of Section 2.4(a)) equal to 50% (in the event of a Transfer pursuant to Section 2.4 (d)(i)) and 100% (in the event of a Transfer pursuant to Section 2.4 (d)(ii)) of:

Transfer Consideration	less	Euro 142,208,847
% Interest Transferred		30.43%

multiplied by 30.43%

where the “% Interest Transferred” is equal to the percentage amount of ownership interest in TVN transferred provided that the amount of Premium payable shall not exceed a total amount of US$ 25,000,000 in any circumstances.

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(c)                                  For purposes of this Section 2.4, the aggregate consideration (the “Transfer Consideration”) associated with a Transfer for the purpose of calculating the Premium (if any) shall be:

(i) in the case of the Transfer of shares, the amount equal to (x) the total consideration (whether in cash, securities or other assets or value including without limitation contractual rights) paid or to be paid for such shares by the acquiring Person (including amounts paid or to be paid by holders of options, warrants and convertible securities and any payments related to any non-competition or other related agreements entered into in connection with such Transfer) ascribable to the business of TVN as at the Closing Date as described in the Preliminary Offering Memorandum (“the TVN Base Business”)) plus (y) the amount of any indebtedness assumed by the acquiring Person or any of its Affiliates in relation to the TVN Base Business plus (z) if such transfer resulted in the beneficial ownership by the Person acquiring such shares, together with such Person’s Affiliates, of all of the voting securities of the Person that issued such shares, the amount of any indebtedness as set forth on the most recent consolidated balance sheet of TVN (or a pro rata amount of such indebtedness based on the percentage ownership interest being Transferred if less than all the TVN Shares are being directly or indirectly Transferred), and

(ii) in the case of a Transfer of a business or other assets, the amount equal to (x) total consideration paid for such business or other assets which are part of the TVN Base Business, plus (y) the amount of any indebtedness assumed by the acquiring Person or any of its Affiliates in relation only to elements of the Base Business transferred;

provided that, in each case set forth in clauses (c)(i) and (ii) above, ITI shall be required to pay any Premium to SBS only upon the date of receipt of the Transfer Consideration by ITI or any of its Subsidiaries (and if the Transfer Consideration is received by ITI in installments, the Premium shall be paid to SBS pro-rata as those installments are received by ITI).

(d)                                 “Transfer” for the purposes of this Section 2.4 means any transfer, sale, assignment or other disposal (including, without limitation, a transfer by operation of law such as through a merger or consolidation involving TVN or any of its Subsidiaries, or a grant or issuance of an option, warrant, convertible security or similar instrument or right or interest to receive a share of the profits of TVN or any of its Subsidiaries), or series of transfers, sales, assignments or disposals of either (i) to a single purchaser, its Affiliates or Persons acting in concert with such purchaser and its Affiliates, shares in TVN or in direct, or indirect shareholders of TVN representing more than 25% but not more than 50% of the then outstanding TVN equity interest (or real, personal or intellectual property or contractual rights of TVN or its Subsidiaries representing more than 25% but not more than 50% of the TVN Base Business), without any transfer of management control in TVN (such management control being the right to appoint a majority of the members of the TVN Management Board) to a third party purchaser or (ii) shares in TVN or in direct or indirect shareholders of TVN representing more than 50% of the then outstanding TVN equity interest or real, personal or intellectual property or contractual rights of TVN or its Subsidiaries representing more than 50% of the TVN Base Business (or the sale of

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a lesser interest in TVN, where, in connection with such sale through contractual provisions or otherwise, the transferee acquires the right to appoint a majority of the members of the TVN Management Board) to a third party purchaser, in each case set forth in clauses (d)(i) and (ii) above, if the ultimate parent company or controlling shareholders of such third party purchaser have their principal headquarters of activities based outside the jurisdiction of Poland; provided that for all purposes of this Section 2.4(d) none of (w) assignment by way of security or grant or issue of an option, warrant instrument, convertible security or similar instrument or right or interest to receive a share of the profits of TVN or any of its Subsidiaries to a bank or other financial institution for purposes of an arm’s length financing or re-financing, (x) internal transfer or reorganization within the ITI Group, (y) initial public offering of some or all of the shares of TVN or any member of the group of companies to which TVN belongs shall, in themselves, constitute a Transfer.  During the 12 months following the Closing Date, upon the transfer of any real, personal or intellectual property or contractual rights worth in excess of Euro 10 million on a cumulative basis which are part of the TVN Base Business, if ITI believes that such transfer is not a Transfer for the purpose of this Section 2.4 (d), it shall so notify SBS indicating what real, personal or intellectual property or contractual rights have been transferred. If SBS, by notice given to ITI within 20 days of receipt of the first notice named above, disagrees with ITI’s conclusion and believes that such transfer is a Transfer, then an independent expert shall be appointed following the procedures set out in Section 2.4 (h) below and such independent expert shall provide a determination.  The fees and disbursements of the independent expert shall be paid by ITI if the independent expert determines that the transfer is a Transfer, and by SBS otherwise.

(e)                                  ITI shall, within five (5) days of the occurrence of a Transfer, inform SBS of the identity of the purchaser, the Transfer Consideration and ITI’s calculation of the Premium, if any, payable, prepared in good faith by ITI (the “TVN Valuation Statement”).  In the event that SBS agrees with the amount of the Premium as set out in the TVN Valuation Statement, ITI shall pay the cash element of the Premium to SBS within five (5) days of being notified in writing of such agreement and any non-cash element as soon as possible thereafter.  The foregoing notwithstanding, ITI shall only be obligated to pay SBS a Premium at such time as and to the extent that it receives from the purchaser of the TVN shares so Transferred the consideration for such purchase.

(f)                                    SBS shall have thirty (30) days from the date of receipt of the TVN Valuation Statement to complete its review of the calculation of the Premium.  In the event that SBS disputes the amount of the Premium then SBS shall so inform ITI in writing on or before the last day of such thirty-day period (such notice being an “SBS Objection”), setting forth the basis on which SBS so objects.  ITI shall cooperate in responding to questions and requests for information submitted by SBS pursuant to this Section 2.4(f) in connection with any TVN Valuation Statement and shall, with reasonable prior notice, provide SBS with access to all books and records used in calculation of the Premium.  If no SBS Objection is received within such 30 day period, SBS shall be deemed to have accepted calculation of the Premium as set out in the TVN Valuation Statement.

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(g)                                 In the event SBS delivers a SBS Objection to ITI, ITI shall have ten (10) Business Days to review and respond to the SBS Objection and SBS and ITI shall thereafter meet to attempt to agree the amount of the Premium (if any) within ten (10) Business Days following the completion of ITI’s review of the SBS Objection.

(h)                                 If SBS and ITI are unable to agree the Premium within such ten-day period, they shall refer the matter to a mutually agreed third party (whether a firm of accountants, investment bank or other person having recognized expertise and capabilities in the valuation of business organizations), and in the absence of such agreement either party may refer the matter to the Dean of the London Business School to nominate an appropriate third party (whether a firm of accountants, investment bank or other person having recognized expertise and capabilities in the valuation of business organizations) (the “Independent Expert”).  The Independent Expert shall, acting as an expert and not as an arbitrator, determine in accordance with this Section 2.4 and the definitions set forth herein the amount (if any) payable as a Premium.  The Independent Expert shall be instructed to deliver its written determination (a “Final Determination”) to ITI and SBS no later than twenty (20) days after the date of referral of the remaining differences to the Independent Expert.  A draft of the Final Determination shall be provided to each of SBS and ITI for comment no later than three (3) Business Days prior to the date it is to be delivered.  The Final Determination shall include a certification that it reached such determination in accordance with this Section 2.4 and the amount of Premium determined shall be final and binding upon ITI and SBS; provided that, to the extent that any amount of Premium in the Final Determination is (x) greater than the greatest amount initially claimed by either SBS or ITI under this Section 2.4 the final amount shall be equal to the greater of the two amounts initially claimed by SBS and ITI or (y) lower than the lowest amount initially claimed by either SBS or ITI under this Section 2.4, the final amount shall be equal to the lower of the two amounts initially claimed by SBS and ITI.  The foregoing notwithstanding and for the avoidance of doubt, in no event can the amount of the Premium as finally determined through the Independent Expert be in excess of U.S. $25,000,000.  The fees and disbursements of the Independent Expert shall be equally allocated between ITI and SBS, unless the calculation of the Premium pursuant to the Final Determination is (i) at least U.S. $1,000,000 greater than the calculation of the Premium pursuant to the TVN Valuation Statement, in which case, ITI shall pay such fees and disbursements, or (ii) at least U.S. $1,000,000 less than the calculation of the Premium pursuant to the TVN Valuation Statement, in which case, SBS shall pay such fees and disbursements.  ITI and SBS shall make readily available to the Independent Expert all relevant books and records within their respective control (including without limitation as they relate to any of their respective Subsidiaries or TVN) relating to calculation of the amount of Premium and all other items reasonably requested by the Independent Expert related to the foregoing items.

(i)                                     Except as expressly provided in Section 2.4(h) above, each Party shall pay all costs and expenses (including any costs or expenses of legal or accounting advisors) it incurs pursuant to this Section 2.4.

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Section 2.5                                      Termination of the Call Option Agreement.  Each Party hereby agrees that effective the day hereof, the Call Option Agreement is hereby terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the Call Option Agreement, any liabilities or obligations outstanding prior to the date hereof under or arising out of the Call Option Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the date hereof under or arising out of the Call Option Agreement shall be deemed to have been fully satisfied.  Each Party to the Call Option Agreement hereby irrevocably and unconditionally waives any and all rights of such Party under or arising out of the Call Option Agreement.

Section 2.6                                      Guarantee of Performance by Respective Subsidiaries.  Each of ITI and SBS agrees to cause its respective Subsidiaries, as the case may be, subject to the terms and conditions set forth in this Agreement and the Termination Agreement, to perform all of their respective obligations under this Agreement and the Termination Agreement, and guarantees to the other Party the performance by such entities of all such obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1                                      Representations and Warranties of SBS.  SBS hereby makes the following representations and warranties to ITI as of the date hereof and as of the Closing Date; provided, however, that any representations and warranties made as of a specific date shall only be made as of such date:

(a)                                  Organization, Good Standing and Qualification.  Each of the SBS Parties (including, without limitation, SBS Nederland and Strateurop) is a corporation duly organized, validly existing and in good standing  (if applicable) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the ability of any of the SBS Parties to consummate the transactions contemplated by this Agreement and the Termination Agreement.

(b)                                 Strateurop and the SBS TVN Shares.  Strateurop is a wholly-owned direct Subsidiary of SBS Nederland.  SBS Nederland is a wholly-owned direct Subsidiary of SBS.  As of the date of this Agreement, Strateurop is the legal and beneficial owner of the SBS TVN Shares, each of which is owned by Strateurop free and clear of any lien, pledge, security interest, claim or other encumbrance (other than any such encumbrance arising as a result of events or circumstances occurring prior to the acquisition by SBS of

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the Strateurop Shares and the indirect acquisition of the SBS TVN Shares pursuant to the Prior Transaction).  Since the date of the acquisition of the Strateurop Shares by SBS, the only activity or business conducted by Strateurop has been (i) to hold the SBS TVN Shares and (ii) to perform its obligations under the Investment Agreement and the Relationship Agreement and to exercise its rights thereunder.  The authorized share capital of Strateurop consists of 90,760 shares, of which 18,152 Strateurop Shares have been issued and are outstanding.  All of the outstanding Strateurop Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Except as set forth in this Agreement, the Investment Agreement, the Relationship Agreement and the Call Option Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate SBS or any of its Subsidiaries to issue, deliver or sell any Strateurop Shares or SBS TVN Shares or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for, demand delivery of or acquire, any Strateurop Shares or SBS TVN Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Strateurop does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its shareholders on any matter.  SBS Nederland is the legal and beneficial owner of all outstanding Strateurop Shares, free and clear of any lien, pledge, security interest, claims or other encumbrance.  SBS Nederland is not a party to any other agreement, and no such option, right or agreement exists, except as provided in the Call Option Agreement, that requires, or that may require upon the passage of time, the payment of money or the occurrence of any other event, SBS Nederland to transfer any of the Strateurop Shares, or Strateurop to transfer any of the SBS TVN Shares held by it, to anyone other than the ITI Parties.  Except as provided in the Call Option Agreement, Strateurop has no liabilities or obligations of any kind except (x) for those obligations set forth herein or in the Termination Agreement and (y) for taxes or liabilities arising in respect of taxes of Strateurop, which taxes and liabilities are allocated between the Parties in accordance with Section 4.7 of this Agreement.  The balance sheet of Strateurop as of June 30, 2003 provided by SBS to ITI and attached as Exhibit 13 hereto fairly presents the financial position of Strateurop as of June 30, 2003 in accordance with IAS. There shall be no material adverse change in the financial position of Strateurop at the Closing Date as compared to the balance sheet as of June 30, 2003. As of the Closing Date, Strateurop shall have no liabilities or obligations of any kind towards the SBS Group and shall have no net liabilities (excluding for the purposes of the calculation of net liabilities the value of the SBS TVN Shares).  Strateurop (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects, (ii) has paid or made appropriate provisions for payment of all Taxes that are required to be paid or which Strateurop is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency. As of the

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date hereof, there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to Strateurop.  There are not unresolved questions or claims concerning Strateurop’s Tax liability that could reasonably be expected to have a Material Adverse Effect.  SBS has made available to ITI true and correct copies of the Tax Returns filed by Strateurop for each of the fiscal years ended December 31, 2000, 2001 and 2002.

(c)                                  Corporate Authority.  Each of the SBS Parties who is a party to such agreements has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Termination Agreement, and each of the SBS Parties has all requisite corporate power and authority and has taken all corporate action necessary to consummate the transactions contemplated hereby and thereby, each of which shall be obtained prior to the Approval Date except for the delivery of the fairness opinion as set forth in Section 5.1(h).  This Agreement is, and the Termination Agreement, when executed and delivered by the applicable SBS Parties pursuant to Section 5.2(f) and made effective according to the terms thereof, shall be, the valid and binding agreement of the applicable SBS Party enforceable against such SBS Party in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)                                 No Violations.  The execution, delivery and performance of this Agreement and the Termination Agreement by the applicable SBS Parties does not, and the consummation by each of the SBS Parties of the transactions contemplated hereby and thereby shall not, constitute or result in (i) a breach or violation of, or a default under, the articles of association or any other organizational documents of any member of the SBS Group, (ii) a breach or violation of, a default under or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of any member of the SBS Group (with or without notice, lapse of time or both) pursuant to, any Contract binding upon any member of the SBS Group, any Law, or any other governmental or non-governmental permit or license to which any member of the SBS Group is subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon any member of the SBS Group, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the ability of any of the SBS Parties to consummate the transactions contemplated by this Agreement or the Termination Agreement.

(e)                                  Brokers and Finders.  None of SBS, its Subsidiaries or its Affiliates nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated in this Agreement and the Termination Agreement except for Morgan Stanley, whose fees shall be paid by SBS.

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(f)                                    No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.1, neither SBS nor any other Person makes any other express or implied representation or warranty on behalf of the SBS Group.

Section 3.2                                      Representations and Warranties of ITI.  ITI and, limited to Section 3.2(c), (d) and (e) hereunder, TVN hereby make the following representations and warranties to SBS as of the date hereof and as of the Closing Date; provided, however, that any representations and warranties made as of a specific date shall only be made as of such date:

(a)                                  Organization, Good Standing and Qualification.  Each of the ITI Parties is a corporation duly organized and validly existing and, if applicable, in good standing under the law of its respective jurisdiction and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, could not reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the ability of any of the ITI Parties to consummate the transactions contemplated by this Agreement and the Termination Agreement.

(b)                                 Corporate Authority.  Each of the ITI Parties who is a party to such agreements has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Termination Agreement and to consummate the transactions contemplated hereby and thereby, except for (i) the approval of the shareholders’ meeting of TVN and the TVN Supervisory Board subject to SBS’s consent rights and (ii) other approvals needed from SBS under the Investment Agreement or TVN’s articles of association in connection with the HYB Offering or any Alternative Financing involving TVN which shall be obtained prior to the HYB Closing Date or the closing date of the Alternative Financing, as the case may be.  This Agreement is, and the Termination Agreement, when executed and delivered by the applicable ITI Parties pursuant to Section 5.1(f) and made effective according to the terms thereof, shall be, the valid and binding agreement of the applicable ITI Party enforceable against such ITI Party in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                                  No Violations.  The execution, delivery and performance of this Agreement and the Termination Agreement, and the consummation of the HYB Offering and the On-Funding Arrangements, by the applicable ITI Parties does not, and the consummation by the ITI Parties of the transactions contemplated hereby and thereby shall not, constitute or result in (i) a breach or violation of, or a default under the articles of association or any other organizational documents of any member of the ITI Group or

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TVN, (ii) a breach or violation of, a default under or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of any member of the ITI Group or TVN (with or without notice, lapse of time or both) pursuant to any Contracts binding upon any member of the ITI Group or TVN, any Law, or any other governmental or non-governmental permit or license to which any member of the ITI Group or TVN is subject, or (iii) any change in the rights or obligations of any party under any of the Contracts binding upon any member of the ITI Group or TVN (except for the waivers and consents under applicable Contracts which should be obtained by TVN in connection with the HYB Offering or any Alternative Financing involving TVN), except, in the case of clause (ii) or (iii) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the ability of any of the ITI Parties to consummate the transactions contemplated by this Agreement and the Termination Agreement.

(d)                                 HYB Offering Memorandum.  The HYB Offering Memorandum shall not as of its date and as of the HYB Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(e)                                  TVN Financial Statements.  Each of the consolidated balance sheets of TVN and its Subsidiaries included in or incorporated by reference into the HYB Offering Memorandum (including the related notes and schedules) fairly presents the consolidated financial position of TVN and its Subsidiaries as of December 31, 2002 and June 30, 2003, respectively, and each of the consolidated statements of income and of changes in financial position of TVN and its Subsidiaries included in or incorporated by reference into the HYB Offering Memorandum (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of TVN and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that shall not be material in amount or effect), in each case in accordance with IAS consistently applied during the periods involved, except as may be noted therein.  Except as disclosed in the HYB Offering Memorandum, since June 30, 2003 there has not been any change in the financial condition, properties, prospects, business or results of operations of TVN and its Subsidiaries or any development or combination of developments of which management of TVN has knowledge that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect on TVN.  ITI agrees that in the year 2004 it shall not cause TVN to pay any dividends or make other distributions to its shareholders relating to the earnings of TVN and its Subsidiaries for the year 2003.

(f)                                    Investment.  The ITI Group is not acquiring the SBS TVN Shares with a view to or for sale in connection with any distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended.

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(g)                                 No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.2, neither ITI nor any other Person makes any other express or implied representation or warranty on behalf of the ITI Group.  Failing completion of the HYB Offering and in the event that ITI shall enter into any Alternative Financing involving TVN or any of its Subsidiaries, ITI shall make to SBS the representations and warranties set forth in Section 3.2(a), (b) and (c) hereunder in respect of such Alternative Financing and, if any offering document is used in connection with such Alternative Financing, the representations and warranties set forth in Section 3.2(d) and (e) hereunder in respect thereof.

ARTICLE IV

COVENANTS

Section 4.1                                      Non Compete.  SBS undertakes, whether directly or indirectly, or as a directly or indirectly controlling shareholder (for example, by having a right of veto), partner, agent, manager or otherwise that for a period of one year from the Closing Date it will not (and its Affiliates will not) own, operate, participate or engage in or provide services to (collectively, “engage in”) any business that competes with the business of TVN in Poland or engage in any activity specifically directed at the Polish market which is contemplated in TVN’s latest annual fiscal year budget attached as Exhibit 11 hereto (including, without prejudice to the generality of the foregoing the business of TVN 24 or any other thematic subscription channel) or any Polish Internet Activities, without the prior written consent of ITI; provided that the existence of the relationships, or the engagement in any transaction or activities related thereto, including the possible acquisition by SBS, directly or indirectly, of shares in Thema Film Sp. z oo., in accordance with Section 6 of the Agreement, dated August 26, 2003, among ITI, SBS and TVN, including with respect to certain loans extended by SBS to Polskie Media S.A., shall in no event be deemed to constitute a breach or violation of this Section 4.1 (provided always that any proceeds from the repayment of such loans shall not be applied in a manner competitive to TVN as set out above); and provided also that the acquisition by SBS of any securities pursuant to Section 2.4 hereunder shall in no event be deemed to constitute a violation of this Section 4.1; and provided further for the avoidance of doubt, that this Section 4.1 shall not apply to any shareholder of SBS.

Section 4.2                                      Standstill.  During the period of one year following the Closing Date (the “Standstill Period”), the Parties agree that neither ITI nor SBS shall: (i) obtain direct or indirect beneficial ownership, or cause or permit any agent to obtain beneficial ownership on its behalf, of any Common Shares or any other Voting Securities of the other Party, or any securities convertible into or exchangeable for Common Shares or such Voting Securities of the other Party; or (ii) take any action intended to result in the direct or indirect beneficial ownership by it, or by any agent on its behalf, of any Common Shares or other Voting Securities of the other Party, or any securities convertible into or exchangeable for Common Shares or such Voting Securities of the other Party (provided always that this Section 4.2 shall not operate to prevent either Party or its Subsidiaries (as appropriate) from exercising any right of pre-emption relating

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to Common Shares or other Voting Securities of the other Party which are held on the Closing Date, and each Party acknowledges that the other Party may be holding Common Shares in its outstanding share capital prior to the Closing Date).

The provisions set forth in this Section 4.2 shall terminate immediately with respect to a Party (the “Released Party”) if (i) a tender or exchange offer is made by any Person or Group (as defined below) to acquire Common Shares or other Voting Securities of the other Party (the “Subject Party”) that, if added to the Voting Securities of such Subject Party (if any) already owned by such Person or Group, would represent more than 50% of the total combined voting power of all Voting Securities of the Subject Party then outstanding (exclusive of treasury Voting Securities held by such Party) (the “Threshold Amount”); or (ii) if the Subject Party, directly or indirectly, encourages, solicits, initiates or participates in any way in discussions or negotiations with, or provides any information to, or otherwise takes any action to assist or facilitate any Person or group concerning any Acquisition Proposal (as defined below) or the possible making of an Acquisition Proposal. provided that the Released Party did not participate in, facilitate, propose, initiate, encourage or act in concert with such tender or exchange offer or acquisition in any way.  As used herein, the term “Group” shall mean a group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities and/or Acquisition Rights of either Party.  For the purposes of this Section 4.2, “Acquisition Proposal” means any offer or proposal made by a Person or group, at any time which is structured to permit such Person or group to acquire beneficial ownership of 50% of the consolidated assets of, or at least the Threshold Amount in the Subject Party pursuant to any transaction or series of related transactions.

Section 4.3                                      Cooperation.

(a)                                  Best Efforts Obligation to Consummate the Transactions.  ITI and SBS shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to fulfill the conditions precedent to the obligations of each of the Parties hereunder and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable and concurrently with the closing of the HYB Offering, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement, and neither ITI nor SBS shall take any action, or permit any of their respective Subsidiaries to take any action, that is inconsistent with their respective obligations hereunder or under the obligations set forth in the Termination Agreement.

(b)                                 Further Assurances.  At any time after the Closing Date, ITI and SBS shall, and shall cause their respective Subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by ITI or SBS, or their

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respective Subsidiaries, as the case may be, and necessary for ITI or SBS, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits expressly contemplated hereby.

(c)                                  Right of SBS to Prior Review of Disclosures to Third Parties; Obligation of ITI to Keep SBS Apprised of Certain Matters.  Subject to Section 4.5 below and applicable Laws relating to the exchange of information, SBS shall have the right to review in advance, and ITI shall consult SBS on, all the information, and only such information, relating to the transactions contemplated by this Agreement and the Termination Agreement, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Termination Agreement including any Alternative Financing involving TVN.  In exercising the foregoing right, SBS shall act reasonably and as promptly as practicable.  ITI shall keep SBS apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing SBS with copies of notices or other communications received by any members of the ITI Group or TVN, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement or the Termination Agreement including any Alternative Financing that involves TVN or any of its Subsidiaries.  ITI shall provide to SBS copies of all financial projections, presentations and other materials provided by ITI, TVN or any TVN Subsidiary to the underwriters, rating agencies or investors in connection with any Alternative Financing involving TVN.

Section 4.4                                      Fees and Expenses.

(a)                                  Transactions Consummated.  In the event that the Closing occurs prior to the Final Termination Date and except as may otherwise be specifically provided in this Agreement, each Party shall pay the fees and expenses of its counsel, accountants, investment bankers, brokers, finders and other advisors and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 Transactions Not Consummated.  In the event that Closing does not occur prior to the Final Termination Date or this Agreement is terminated pursuant to Section 7.1(a)(i), (iii), (iv) or (v) hereof, ITI shall reimburse (i) SBS for the fees and expenses of its legal counsel and all other expenses incurred by SBS incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (up to a maximum amount of U.S.$750,000) and (ii) TVN for the fees and expenses of its legal counsel, accountants, investment bankers, brokers, finders and other advisors and all other expenses and costs incurred by TVN incident to the preparation and execution of the HYB Offering or the Alternative Financing and the On-Funding Arrangements; provided that, in each case set forth in clauses (b)(i) and (ii), ITI shall not be liable for any such fees and expenses to the

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extent that the transactions contemplated by this Agreement and the Termination Agreement are not consummated as a result of a material breach of this Agreement by SBS.  The Parties acknowledge that TVN is an intended third party beneficiary in respect of this Section 4.4(b)(ii).

Section 4.5                                      Publicity.

(a)                                  General Obligation to Keep Certain Information Confidential.  The Parties agree that this Agreement, the transactions contemplated hereby and their discussions pursuant herewith are to be held in confidence and neither Party shall disclose such confidential information other than (i) to the extent made public prior to the date hereof or made public consistent with the terms hereof, (ii) to each Party’s outside legal, accounting and financial advisors who have undertaken to keep such information confidential, (iii) as mutually agreed by the Parties or (iv) where required by applicable Law or stock exchange rules or regulations.

(b)                                 Press Release and other Public Statements; Disclosures to Certain Third-Parties.  Except as required by applicable Law or stock exchange rules or regulations, the Parties further agree not to issue any press release, hold any press conference, make any public announcement or submit (confidentially or otherwise) any disclosure document to, any governmental authority or stock exchange, related to this Agreement or the transactions contemplated hereby, unless and until such press release, press conference or other public announcement is approved in advance by both Parties (which approval shall not be unreasonably withheld or delayed).

Section 4.6                                      Delivery by ITI of Certain Documents; Retention of Books and Records.

(a)                                  Obligation of ITI to Deliver Certain Documents.  ITI agrees promptly to deliver to SBS and its employees, advisors and representatives, at their reasonable request, all documents reasonably necessary in order for Morgan Stanley or another investment banking firm of international standing selected by SBS to deliver the Fairness Opinions.

(b)                                 Retention of Books and Records.  After the relevant date of transfer of the Strateurop Shares to ITI, ITI shall cause Strateurop to retain, for a period of two years (or, if longer, such other period as may be required by applicable Law), all books, records and other documents pertaining to Strateurop in existence on such date that are required to be retained under applicable Law and to make the same available after such date for inspection and copying by SBS or its employees, representatives or agents, during regular business hours and upon reasonable request and upon reasonable advance notice.

Section 4.7                                      Taxes.

(a)                                  Taxes of Strateurop Payable Prior to the Closing Date.  Subject to clause (b) below, any Taxes or liabilities payable in respect of the activities of Strateurop in the

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period between July 26, 2000 and the Closing Date shall be for the account of and payable by SBS and its Subsidiaries.

(b)                                 Taxes Arising in Connection with the Transfer of the Strateurop Shares.

(i)                                     ITI shall be solely responsible for:

(1)                                  any Taxes or liabilities payable as a result of the delivery of the ITI Consideration to SBS or the purchase of the Strateurop Shares (or the indirect purchase of the SBS TVN Shares) (subject always to the operation of Section 4.7(b)(ii) below), and

(2)                                  any stamp, registration, transfer or similar Taxes on the sale and transfer to ITI of the Strateurop Shares (or the indirect purchase of the SBS TVN Shares) (subject always to the operation of Section 4.7(b)(ii) below).

(ii)                                  SBS shall be solely responsible for any income or capital gain Taxes levied for the account of any member of the SBS Group or liabilities arising in respect of such income or capital gain taxes payable as the result of the receipt of the ITI Consideration, the sale and transfer of the Strateurop Shares (or the indirect sale of the SBS TVN Shares).  (For the avoidance of doubt, for the purpose of this Section 4.7(b)(ii), Strateurop is excepted from the SBS Group.)

(c)                                  Taxes of Strateurop Arising After the Closing Date.

(i)                                     (A) The ITI Group shall be solely responsible for any Taxes of Strateurop payable in respect of the activities or transactions of Strateurop prior to July 26, 2000 or activities after the Closing Date, the Taxes payable in connection with the HYB Offering, any Alternative Financing and the On-Funding Arrangements and (B) after the Closing Date ITI shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Strateurop for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.  SBS shall pay to ITI the Taxes for which SBS is liable pursuant to clause (A) or (B) above but which are payable with Tax Returns to be filed by any member of the ITI Group pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.

(ii)                                  ITI shall promptly notify SBS in writing upon receipt by ITI, any of its Subsidiaries or Strateurop of notice of any pending or threatened federal, state, provincial, local or foreign, income or franchise tax audits or assessments which may materially affect the tax liabilities of Strateurop for which SBS would be required to indemnify ITI pursuant to Article VI.  To the extent permitted by applicable Law, SBS shall have the sole right to represent Strateurop’s interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense.  Notwithstanding the foregoing, SBS shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the

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liability for Taxes of ITI or Strateurop for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of ITI.  Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that SBS has indemnified ITI against the effects of any such settlement.

(iii)                               SBS shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by SBS pursuant to Article VI and, with the written consent of ITI, and at SBS’s sole expense, and to the extent permitted by law, may assume the entire defense of such tax claim.  Neither ITI nor any of its Subsidiaries may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by SBS pursuant to Article VI without the prior written consent of SBS, which consent shall not be unreasonably withheld or delayed.

(iv)                              After the Closing Date, each of SBS and ITI shall:

(1)                                  assist (and cause their respective Subsidiaries to assist) the other Party in preparing any Tax Returns or reports which such other Party is responsible for preparing and filing in accordance with this Section 4.7(c);

(2)                                  cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Strateurop;

(3)                                  make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Strateurop;

(4)                                  provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Strateurop for taxable periods for which the other may have a liability under this Section 4.7(c), provided, that failure to comply with this provision shall not affect the other Party’s rights to indemnification hereunder; and

(5)                                  furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

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ARTICLE V

CONDITIONS

Section 5.1                                      Conditions to Obligations of SBS.  The obligations of SBS to effect the Closing are (i) subject to the satisfaction (or waiver by SBS) prior to or at the Approval Date (or prior to the Closing Date in the case of an Alternative Financing) of each of the conditions precedent set forth in this Section 5.1 (except (h)(i)) and (ii) following the Approval Date, subject only to the satisfaction (or waiver by SBS) prior to or at the Closing Date of each of the conditions precedent set forth in clauses (a), (b), (e), (g) and (h) of this Section 5.1:

(a)                                  Representations and Warranties.  The representations and warranties made by ITI in this Agreement shall have been true and correct when made, and shall be true and correct on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date).

(b)                                 Compliance with Agreements and Conditions.  The ITI Group shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by any member of the ITI Group at or before the Closing Date.

(c)                                  Certificate.  SBS shall have received a certificate executed on behalf of ITI by Romano Fanconi, Corporate Secretary of ITI (or such other duly authorized officer of ITI reasonably acceptable to SBS) and dated the Approval Date, to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied with regard to the ITI Parties, substantially in the form set forth in Exhibit 4.

(d)                                 Opinions.  SBS shall have received the written opinion or opinions, dated the Closing Date, of Elvinger Hoss & Prussen (as to matters of Luxembourg law), Heller Ehrman (as to matters of U.S. Federal law and the laws of the State of New York) and Altheimer & Gray or another Polish law firm satisfactory to SBS (as to matters of Polish law) in the forms set forth in Exhibits 5, 6 and 7, respectively.

(e)                                  Antitrust; Consents and Approvals.  To the extent required by a change in law occurring after the date of this Agreement, (i) any applicable waiting period or approval required under any relevant competition or antitrust Laws or regulations shall have expired, been terminated or received, as applicable, and (ii) any material consents, approvals, licenses, authorizations, registrations, notices or other filings (including without limitation any of the foregoing required with respect to broadcast licenses) required to be obtained or made with or from any Governmental Entity or third party under applicable law shall have been obtained or made, in each case (i) or (ii) above, in connection with the execution, delivery and performance of this Agreement the Termination Agreement and the transactions contemplated hereby and thereby.

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(f)                                    Termination Agreement.  A Termination Agreement, substantially in the form set forth in Exhibit 2 hereto, shall have been executed and delivered by each party thereto other than the SBS Parties.

(g)                                 Litigation.  No court, arbitral tribunal or other adjudicative body or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, award, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or the Termination Agreement or imposes material restrictions on any member of the SBS Group in connection with the consummation of the transactions contemplated by this Agreement and the Termination Agreement or with respect to its or their business operations, either prior or subsequent to the Closing.

(h)                                 Other Documents.  SBS shall have received (i) the Fairness Opinions from either Morgan Stanley or an investment banking firm of international standing selected by ITI, and (ii) from ITI documentation evidencing the receipt by ITI and its Subsidiaries of all approvals (corporate or other) necessary in order for ITI and its Subsidiaries to effect the Closing.

(i)                                     Directors.  TVN shall have released and indemnified, to the full extent permitted under applicable law, the members of the TVN Supervisory Board appointed by SBS from any potential liabilities incurred in the scope of their employment during the course of their terms and provided reasonable evidence of such release to SBS.

Section 5.2                                      Conditions to Obligations of ITI.  The obligations of ITI under this Agreement to effect the Closing are (i) subject to the satisfaction (or waiver by ITI) prior to or at the Approval Date (or prior to the Closing Date in the case of an Alternative Financing) of each of the conditions precedent set forth in this Section 5.2 and (ii) following the Approval Date, subject to the satisfaction (or waiver by ITI) prior to or at the Closing Date of each of the conditions precedent set forth in clauses (a), (b), (e), (g), (h) and (j) of this Section 5.2.

(a)                                  Representations and Warranties.  The representations and warranties made by SBS in this Agreement shall have been true and correct when made, and shall be true and correct on such date as though such representations and warranties were made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date).

(b)                                 Compliance with Agreements and Conditions.  The SBS Group shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement or the Termination Agreement to be performed or complied with by any member of the SBS Group at or before the Closing Date.

(c)                                  Certificate.  ITI shall have received a certificate executed on behalf of SBS by Erik T. Moe, General Counsel of SBS (or such other duly authorized officer of SBS reasonably acceptable to ITI) dated the Approval Date, to the effect that the

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conditions set forth in clauses (a) and (b) above have been satisfied with respect to the SBS Parties, substantially in the form set forth in Exhibit 7.

(d)                                 Opinions.  ITI shall have received the written opinion or opinions, dated the Closing Date, of Arendt & Medernach (as to matters of Luxembourg law) and Erik T. Moe, General Counsel of SBS (as to matters of U.S. Federal law and the laws of the State of New York), in the forms set forth in Exhibits 8 and 9, respectively.

(e)                                  Antitrust; Consents and Approvals.  To the extent required by a change in law occurring after the date of this Agreement, (i) any applicable waiting period or approval required under any relevant competition or antitrust Laws or regulations shall have expired, been terminated or received, as applicable, and (ii) any material consents, approvals, licenses, authorizations, registrations, notices or other filings (including without limitation any of the foregoing required with respect to broadcast licenses) required to be obtained or made with or from any Governmental Entity or third party under applicable law shall have been obtained or made, in each case (i) or (ii) above, in connection with the execution, delivery and performance of this Agreement the Termination Agreement and the transactions contemplated hereby and thereby.

(f)                                    Termination Agreement.  A Termination Agreement, substantially in the form set forth in Exhibit 2 hereto, shall have been executed and delivered by each party thereto other than the ITI Parties.

(g)                                 Litigation.  No court, arbitral tribunal or other adjudicative body or Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, award, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement and the Termination Agreement or imposes material restrictions on any member of the ITI Group in connection with the consummation of the transactions contemplated by this Agreement and the Termination Agreement or with respect to its business operations, either prior or subsequent to the Closing.

(h)                                 Other Documents.  ITI shall have received from SBS documentation evidencing the receipt by SBS and its Subsidiaries of all approvals (corporate or other) necessary in order for SBS and its Subsidiaries to effect the Closing.

(i)                                     Directors.  The three members of the TVN Supervisory Board appointed by SBS and the Strateurop managing director appointed by SBS shall have tendered their resignations to TVN and Strateurop, respectively, effective the Closing Date and subject to the Closing, including releases of TVN and Strateurop (as appropriate) from any potential claims by such resigning persons against such companies in relation to such termination of office.

(j)                                     Financing.  Either the HYB Offering or the Alternative Financing shall have been completed and ITI shall have received from SBS confirmation that any

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approvals in respect thereto required from SBS pursuant to the Investment Agreement have been given.

ARTICLE VI

INDEMNIFICATION

Section 6.1                                      Survival of Representations and Warranties.

(a)                                  The representations and warranties contained in this Agreement shall survive until the second anniversary of the Closing Date.

(b)                                 Save as expressly provided to the contrary, the representations and warranties contained in this Agreement, and the rights and remedies that may be exercised by any Person seeking indemnification hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, any such Person or its representatives.

Section 6.2                                      Indemnification.

(a)                                  From and after the Closing Date and subject to Sections 6.1, 6.3 and 6.6, ITI and, solely as it relates to Section 6.2(iii) hereunder, TVN shall defend, indemnify and hold harmless SBS and its Affiliates and each director, officer, member, partner, employee and agent of such Persons against any loss, damage, claim, liability, judgment or settlement of any nature or kind, including all costs and expenses relating thereto, including without limitation, interest, penalties and reasonable attorneys’ fees (collectively “Damages”), arising out of, resulting from or relating to:

(i)                                     the breach of any representation or warranty contained in Section 3.2 of this Agreement, or any certificate delivered by any of the ITI Parties pursuant hereto;

(ii)                                  the breach by ITI or any of its Subsidiaries of any covenant or agreement (whether to be performed prior to or after Closing) contained in this Agreement or any of the Termination Agreement, or any certificate delivered by any of the ITI Parties pursuant hereto; and

(iii)                               the HYB Offering or any Alternative Financing, and the On-Funding Arrangements (including, without limitation, Damages arising out of, resulting from or relating to misstatements or omissions in the HYB Offering Memorandum or any other offering documents or materials provided to the underwriters for the HYB Offering, rating agencies or investors or released publicly in connection with the HYB Offering or any document used in connection with any Alternative Financing).

(b)                                 From and after the Closing Date and subject to Sections 6.1, 6.3 and 6.6, SBS shall defend, indemnify and hold harmless ITI and its Affiliates and each director,

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officer, member, partner, employee and agent of such persons against the Strateurop Immaterial Liabilities and any Damages arising out of, resulting from or relating to:

(i)                                     the breach of any representation or warranty contained in Section 3.1, or any certificate delivered by any of the SBS Parties pursuant hereto; and

(ii)                                  the breach by SBS or any of its Subsidiaries of any covenant or agreement (whether to be performed prior to or after Closing) contained in this Agreement or any of the Termination Agreement, or any certificate delivered by any of the SBS Parties pursuant hereto.

Section 6.3                                      Indemnification Amounts.

(a)                                  No Indemnitor (as defined below) shall have liability under Section 6.2(a)(i) or (b)(i), as the case may be, until the aggregate amount of Damages theretofore incurred by the Indemnitee (as defined below), as the case may be, exceeds U.S.$500,000 (the “Deductible”), in which case the Indemnitees shall be entitled to Damages in an aggregate amount up to the ITI Consideration; provided, however, that the Indemnitor shall be liable only for the amount by which all Damages exceed the Deductible.

(b)                                 The limitations on the indemnification obligations set forth in this Section 6.3 shall not apply to any covenants or agreements of the Parties in this Agreement.

(c)                                  Notwithstanding anything to the contrary set forth herein, no limitation on the indemnification obligations set forth in this Section 6.3 shall apply to any breach of a representation or warranty made as of the date hereof if such representation or warranty was made with knowledge by the party making such representation or warranty that it (i) contained an untrue statement of a material fact or (ii) omitted to state a material fact necessary to make the statements contained therein not misleading.  Solely for purposes of calculating the amount of Damages incurred arising out of or relating to any breach or representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms), including as expressed in accounting concepts, shall be disregarded.

Section 6.4                                      Indemnification Procedures.

(a)                                  In the event that any Person shall incur or suffer any Damages in respect of which indemnification may be sought hereunder, such Person (the “Indemnitee”) may assert a claim for indemnification by written notice (the “Notice”) to the party from whom indemnification is being sought (the “Indemnitor”), stating the amount of Damages, if known, and the nature and basis of such claim.  In the case of Damages arising or which may arise by reason of any third-party claim, promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any action with respect to any matter in respect of which indemnification may be sought hereunder (but in no event more than 20 days after receipt of such notice), the Indemnitee shall give

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Notice to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure.  In case any such action is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnitee within 20 days after receipt of the Notice.  If the Indemnitor shall assume the defense of such action, it shall not settle such action without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld; provided that an Indemnitee shall not be required to consent to any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff of an unconditional release of the Indemnitee from all liability with respect to such action or (ii) involves the imposition of equitable remedies or the imposition of any material obligations on such Indemnitee other than financial obligations for which such Indemnitee shall be indemnified hereunder.  As long as the Indemnitor is contesting any such action in good faith and on a timely basis, the Indemnitee shall not pay or settle any claims brought under such action.  Notwithstanding the assumption by the Indemnitor of the defense of any action as provided in this Section 6.4, the Indemnitee shall be permitted to participate in the defense of such action and to employ counsel at its own expense; provided, however, that if the defendants in any action shall include both an Indemnitor and any Indemnitee and such Indemnitee shall have reasonably concluded that counsel selected by Indemnitor has a potential conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select one separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor.

(b)                                 If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such action within the prescribed period of time, or shall notify the Indemnitee that it shall not assume the defense of any such action, then the Indemnitee may assume the defense of any such action, in which event it may do so acting in good faith in such manner as it may deem appropriate, and the Indemnitee shall be bound by any determination made in such action; provided, however, that the Indemnitee shall not be permitted to settle such action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The Indemnitor shall be permitted to join in the defense of such action and to employ counsel at its own expenses.

(c)                                  Amounts payable by the Indemnitor to the Indemnitee in respect of any Damages for which such party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee.

(d)                                 In the event of any dispute between the Parties regarding the applicability of the indemnification provisions of this Agreement, the prevailing party shall be entitled to recover all Damages incurred by such party arising out of, resulting from or relating to such dispute.

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Section 6.5                                      Non-Exclusive Remedy.  The indemnification remedies provided in this Article VI shall not be deemed to be exclusive.  Accordingly, the exercise by any Person of any of its rights under this Article VI shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any Law or otherwise); provided, however, that no Party shall seek other remedies in those situations where they have received full indemnification payments with respect to such situations.

Section 6.6                                      Certain Limitations.  The indemnification obligations of the Parties hereto for any breach of a representation and warranty described in Article III of this Agreement shall survive for only the period applicable to such representations and warranties as set forth in Section 6.1 of this Agreement, and thereafter all such representations and warranties of the Parties hereto under this Agreement shall be extinguished; provided, however, that such indemnification obligation shall not be extinguished in the event of Damages incurred as a result of an investigation, review, suit, claim or action that was instituted or begun prior to the expiration of the survival period set forth in Section 6.1 if notice was sent to the Indemnitor in the time and in the manner required by Section 6.4.  Subject to the proviso at the end of the immediately preceding sentence, no claim for the recovery of such Damages may be asserted by an Indemnitee after such period; provided, however, that claims first asserted in writing and noticed with particularity as required by Section 6.4 within such period shall not thereafter be barred.

ARTICLE VII

TERMINATION AND WAIVER

Section 7.1                                      Termination.

(a)                                  This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to Closing:

(i)                                     by ITI or SBS in the event of a material breach or default by the other Party of or in any representation, warranty, covenant or agreement of such other Party contained in this Agreement which breach or default (x) would permit the non-breaching or non-defaulting Party to elect not to consummate the transactions contemplated by this Agreement pursuant to Section 5.1(a) or (b) or 5.2(a) or (b) of this Agreement, and (y) either cannot by its terms be cured or has not been cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by the non-defaulting Party to the breaching or defaulting Party;

(ii)                                  by ITI or SBS if the Closing shall not have occurred on or prior to (i) the later of December 31, 2003 or (ii) if the HYB Offering shall have closed prior to December 31, 2003, 90 days following the HYB Closing Date (the “Final Termination Date”);

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(iii)                               by ITI or SBS in the event that any Governmental Entity whose consent is necessary for the consummation of the transactions contemplated by this Agreement shall have issued a final, non-appealable order or taken any other final, non-appealable action restraining, enjoining, denying approval of or otherwise prohibiting the transactions contemplated by this Agreement or the Termination Agreement;

(iv)                              by ITI or SBS if any condition precedent to such Party’s obligations to effect the Closing has become incapable of fulfillment in any material respect on or prior to the Final Termination Date (other than as a result of such Party’s failure to comply with any of its obligations under this Agreement); or

(v)                                 by the mutual written consent of the Parties.

(b)                                 Upon termination of this Agreement pursuant to Section 7.1(a), this Agreement shall be void and of no further force and effect (except Section 4.4, Article VI, this Section 7.1(b), Section 8.5 and Section 8.9) and no Party shall have any liability to any other Party under this Agreement, except that nothing herein shall relieve any Party from any liability for the breach of any of the representations, warranties, covenants and agreements set forth in this Agreement except as contemplated by Article VI.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

Section 8.2                                      Specific Enforcement.  Each of ITI and SBS acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled, to the fullest extent permitted under applicable Law, to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any federal court of the United States, or competent courts in Poland, Luxembourg or The Netherlands thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled by law or equity.

Section 8.3                                      Entire Agreement.  This Agreement and the Termination Agreement contain the entire understanding of the Parties with respect to the matters covered hereby and supercedes and replaces all prior oral or written agreements, covering the matters contemplated in this Agreement and the Termination Agreement.  This Agreement shall not affect the Investment Agreement and any related agreements, and all SBS’s rights thereunder (including, subject to Section 2.3(a) hereunder, its approval rights thereunder in relation to the

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HYB Offering or any Alternative Financing involving TVN or a Subsidiary of TVN and the On-Funding Arrangements) remain in full force and effect until terminated by the Termination Agreement when executed in accordance with this Agreement.

Section 8.4                                      Counterparts.  This Agreement may be executed by the Parties hereto in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.5                                      Notices.  All notices or services of process provided for herein shall be validly given or served, as the case may be, if in writing and delivered personally, or by confirmed facsimile (followed promptly by an original copy of such notice or service of process delivered by registered mail), if to:

ITI:

International Trading and Investments Holdings S.A. Luxembourg

398 route d’Esch

L-1471 Luxembourg

Attention:  Corporate Secretary

Facsimile:  +352 49 48 48 2900

With a copy to:

ITI Services Ltd.

Beustweg 12

CH-8032 Zurich

Attention:  Bruno Valsangiacomo, Executive Vice-Chairman

Ray Tillet, General Counsel

Facsimile:  +41 1 258 88 44

and

Osborne Clarke

Hillgate House

26 Old Bailey

London EC4M 7HW

Attention: Brian Rutherford

Facsimile: +44 20 7029 1525

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SBS:

SBS Broadcasting S.A.

8-10 rue Mathias Hardt

L-1717 Luxembourg

Attention:  Corporate Secretary

Facsimile:  +35 2 26 12 33 01

With copies to:

SBS Broadcasting S.A.

Quintet Office Park, Rietlandpark 353

1019EM Amsterdam

Attention:  General Counsel

Facsimile:  +31 20 519 1999

and

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN, England

Attention:  William A. Plapinger

Facsimile:  +44 20 7959 8950

or to such other address or facsimile number as either Party may, from time to time, designate in a written notice given to the other Party in a like manner.

Section 8.6                                      Amendments; Waivers.  This Agreement may be amended only by a writing executed by each of the Parties hereto.  No waiver by either Party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 8.7                                      Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.8                                      Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party hereto.  No third party is intended to have any rights by reason of, or to enforce, any provision of this Agreement.

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Section 8.9                                      Arbitration and Governing Law.  Any dispute arising out of or in connection with this Agreement or the Termination Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause.  The Parties expressly reserve their rights to apply to any state court or other judicial authority for interim or conservatory measures in accordance with Article 25 of such Rules and subject to the terms and conditions set forth therein.  The number of arbitrators shall be three.  The seat, or legal place, of arbitration shall be London, England.  The language to be used in the arbitral proceedings shall be English.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of ITI, SBS and, solely for the purpose of making the representations, warranties and agreements in Section 3.2(c), (d) and (e) and Article VI hereunder, TVN have caused this Agreement to be duly executed by their respective authorized directors or officers as of the date first above written.

INTERNATIONAL TRADING AND INVESTMENTS HOLDINGS S.A. LUXEMBOURG

By:	/s/ Jan Wejchert
Name: Jan Wejchert
Title: Chairman

By:	/s/ Bruno Valsangiacomo
Name: Bruno Valsangiacomo
Title: Vice-chairman

SBS BROADCASTING S.A.

By:	/s/ Erik T. Moe
Name: Erik T. Moe
Title: Senior Vice President

TVN SP Z O.O. (solely for the purposes set out above)

By:	/s/ Karen Burgess
Name: Karen Burgess
Title: Board Member

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Exhibit 1 to the

Share Purchase Agreement

DEFINITIONS

“Acquisition” has the meaning ascribed to it in the recitals to the Agreement.

“Acquisition Proposal” has the meaning ascribed to it in Section 4.2.

“Acquisition Rights” means rights to acquire beneficial ownership of Voting Securities that are exerciseable within 60 days.

“Affiliate” means, with respect to any specified Person, (x) any member of the board of directors or officer of, or any Person that beneficially owns at least 10% of the capital stock or other equity interests of, such specified Person, or (y) any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person, at any time during the period for which the determination of affiliation is being made.  For purposes of this Agreement, the term “control”, including the terms “controlled by” and “under common control with”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities or otherwise.

“Agreement” means this Share Purchase Agreement, dated as of September 12, 2003, by and between SBS, on behalf of itself and the SBS Subsidiaries, and ITI, on behalf of itself and the ITI Subsidiaries, as it may be amended from time to time.

“Alternative Financing” has the meaning ascribed to it in the recitals to the Agreement.

“Approval Date” has the meaning ascribed to it in Section 2.2(b).

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday on which banks are open for business, are not required or permitted to be closed and are carrying out transactions in U.S. Dollars in Poland, Luxembourg, The Netherlands, London or The City of New York.

“Call Option Agreement” means the Call Option Agreement, made and entered into as of December 23, 2002, by and between ITI and SBS.

“Closing” and “Closing Date” have the meanings ascribed to them in Section 2.2(a) of the Agreement.

“Common Shares” means the common shares of ITI or SBS, as the case may be.

“Contract” means any written or unwritten agreement, lease, license, instrument, contract, note, mortgage, indenture, arrangement, understanding or other obligation.

“Damages” has the meaning ascribed to it in Section 6.2(a) of the Agreement.

“Deductible” has the meaning ascribed to it in Section 6.3(a) of the Agreement.

“Escrow Bank Account” has the meaning ascribed to it in Section 2.3(e) of the Agreement.

“Escrowed HYB Proceeds” has the meaning ascribed to it in Section 2.3(e) of the Agreement.

“Escrowed Property” has the meaning ascribed to it in Section 2.3(e) of the Agreement.

“Fairness Opinions” means the fairness and fair value opinions required to be obtained by SBS under the indenture in respect of the SBS Senior Notes or under its articles of association to consummate the Transactions.

“Final Termination Date” has the meaning ascribed to it in Section 7.1(a)(ii) of the Agreement.

“Governmental Entity” means any supranational, national, federal, state, provincial, local or other political subdivision thereof or entity, department, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HYB Closing Date” has the meaning ascribed to it in Section 2.2(a).

“HYB Escrow Agreement” has the meaning ascribed to it in Section 2.3(e) of the Agreement.

“HYB Offering” has the meaning ascribed to it in the recitals to the Agreement.

“HYB Offering Memorandum” has the meaning ascribed to it in Section 2.3(c) of the Agreement.

“IAS” means international accounting standards as adopted or promulgated by the International Accounting Standards Committee.

“Indemnitee” has the meaning ascribed to it in Section 6.4(a) of the Agreement.

“Indemnitor” has the meaning ascribed to it in Section 6.4(a) of the Agreement.

“Investment Agreement” means the Investment Agreement, dated as of July 26, 2000, by and between, among others, ITI and SBS, which was entered into pursuant to the Prior Transaction.

“ITI” has the meaning ascribed to it in the preamble to the Agreement.

“ITI Bank Account” has the meaning ascribed to it in Section 2.3(e) of the Agreement.

“ITI Consideration” has the meaning ascribed to it in Section 2.1(b) of the Agreement.

“ITI Group” means ITI and the ITI Subsidiaries.

“ITI Media” has the meaning ascribed to it in Section 2.1(a) of the Agreement.

“ITI Parties” means ITI, TVN and those ITI Subsidiaries that are or will be a party to or bound by this Agreement or the Termination Agreement.

“ITI Subsidiaries” means the Subsidiaries of ITI.

“J.P. Morgan” has the meaning ascribed to it in Section 2.3(a).

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license (including without limitation all terrestrial and satellite broadcast licenses) or permit of any Governmental Entity.

“Material Adverse Effect”, with respect to any Person, means a significant and material adverse effect on the financial condition, properties, prospects, business or results of operations of such Person and its Subsidiaries, taken as a whole.

“Morgan Stanley” has the meaning ascribed to it in Section 2.3(a) of the Agreement.

“Notary” means the notary appointed for the purposes of Section 2.2(a) of this Agreement, being Ms. Cornelia Holdinga, civil-law notary in Amsterdam, or such other Dutch civil-law notary agreed by the Parties.

“Notice” has the meaning ascribed to it in Section 6.4(a) of the Agreement.

“On-Funding Arrangements” has the meaning ascribed to it in the recitals to the Agreement.

“Party” has the meaning ascribed to it in the preamble to the Agreement.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Permitted Transfer” means any transfer to any member of the ITI Group.

“Polish Internet Activities” means all Internet-related activities in Poland that are materially related to, or connected with, television, enhanced television, teletext or radio broadcasting services, including, without limitation, any entertainment, news, sports or information content, audio or video streaming, games, and classified advertising, and all e-commerce opportunities related to any of the foregoing.

“Preliminary Offering Memorandum” shall have the meaning ascribed to it in Section 2.3(b).

“Premium” has the meaning ascribed to it in Section 2.4(b) of the Agreement.

“Prior Transaction” means the transactions entered into by the Parties and certain of their Affiliates in connection with the Share Purchase Agreement, dated July 21, 2000, by and between ITI, ITI Media and SBS.

“Relationship Agreement” means the Relationship Agreement, dated as of July 26, 2000, by and between, among others, ITI and SBS, which was entered into pursuant to the Prior Transaction.

“Released Party” has the meaning ascribed to it in Section 4.2 of the Agreement.

“SBS” has the meaning ascribed to it in the preamble to the Agreement.

“SBS Consideration” has the meaning ascribed to it in Section 2.1(a) of the Agreement.

“SBS Group” means SBS and the SBS Subsidiaries.

“SBS Indenture” means the indenture, dated June 14, 2001 and amended July 13, 2001, pursuant to which the SBS Senior Notes were issued.

“SBS Nederland” has the meaning ascribed to it in the recitals to the Agreement.

“SBS Parties” means SBS and those SBS Subsidiaries that are or will be a party to or bound by any of the Agreement or the Termination Agreement.

“SBS Senior Notes” means the outstanding 12% Senior Notes of SBS due 2008, which were issued pursuant to the indenture dated as of June 14, 2001, as amended on July 13, 2001, by and between, SBS and The Bank of New York, as trustee.

“SBS Subsidiaries” means the Subsidiaries of SBS.

“SBS TVN Interest” has the meaning ascribed to it in the recitals to the Agreement.

“SBS TVN Shares” has the meaning ascribed to it in the recitals to the Agreement.

“Standstill Period” has the meaning ascribed to it in Section 4.2 of the Agreement.

“Strateurop” has the meaning ascribed to it in the recitals to the Agreement.

“Subject Party” has the meaning ascribed to it in Section 4.2 of the Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which shares of capital stock or other interests having a majority of the general voting power in electing the board of directors (or other body exercising similar authority) are, at the time as of which any determination is being made, beneficially owned by the first Person and/or by one or more of its respective Subsidiaries.

“Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state and local taxes and social security contributions, whether direct or indirect, including but not limited to corporate income tax, wage withholding tax, social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, real estate transfer taxes, environmental taxes and duties, social security charges and retirements contributions and local levies and taxes; together with any interest and penalties relating thereto, which are, pursuant to any statutory provision, due and/or payable in any jurisdiction, and together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination” has the meaning ascribed to it in the recitals to the Agreement.

“Termination Agreement” means the Termination Agreement to be executed and delivered prior to or at the Approval Date pursuant to Sections 5.1(f) and 5.2(f) of the Agreement and to become effective on the Closing Date according to its terms.  The Termination Agreement shall be substantially in the form attached as Exhibit 2 to the Agreement.

“3W” has the meaning ascribed to it in the recitals to the Agreement.

“Threshold Amount” has the meaning ascribed to it in Section 4.2 of the Agreement.

“Transactions” has the meaning ascribed to it in the recitals to the Agreement.

“Transfer” has the meaning ascribed to it in Section 2.4(d).

“Transfer Consideration” has the meaning ascribed to it in Section 2.4(b).

“TVN” has the meaning ascribed to it in the recitals to the Agreement.

“TVN Base Business” has the meaning ascribed to it in Section 2.4(e)(i).

“TVN Share” has the meaning ascribed to it in the recitals to the Agreement.

“Voting Securities” means every share of any class of capital stock that ordinarily has voting power for the election of directors (or similar governing body), whether at all times or only so long as no senior class of capital stock has such voting power by reason of the occurrence of any contingency.

Exhibit 2 to the

Share Purchase Agreement

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”) is entered into on November 7, 2003, by and between International Trading and Investments Holdings S.A. Luxembourg, a company organized under the laws of Luxembourg (“ITI”), SBS Broadcasting S.A., a company organized under the laws of Luxembourg (“SBS”) and each of the other Persons listed on the signature pages hereto (ITI, SBS and each such Person being individually referred to as a “Party” and such Persons being collectively referred to as the “Parties”).

WITNESSETH:

WHEREAS, ITI, ITI Media Group N.V., a company organized under the laws of The Netherlands Antilles and a wholly owned subsidiary of ITI (“ITI Media”), and SBS entered into a Share Purchase Agreement, dated July 21, 2000, and as amended on July 25, 2000 (the “Original SPA”), whereby SBS acquired an indirect 33% interest in the share capital of TVN Sp z o.o., a corporation organized under the laws of Poland (“TVN”);

WHEREAS, in connection with the Original SPA, the Parties entered into the following agreements:

A.                                   an Investment Agreement, dated as of July 26, 2000, by and among TVN, ITI, SBS, Strateurop International B.V., a company organized under the laws of the Netherlands (“Strateurop”), ITI TV Holdings Ltd., a company organized under the laws of Poland (“ITI TV Holdings”) and 3W Capital Investments S.A., a company organized under the laws of Poland (“3W”), (the “Investment Agreement”),

B.                                     a Relationship Agreement, dated as of July 26, 2000, by and among ITI, SBS, Strateurop, ITI TV Holdings and 3W (the “Relationship Agreement”),

C.                                     a Letter Agreement, dated July 26, 2000, by and among ITI, SBS, ITI Media, JHH Exploitatie Maatschappij B.V., a company organized under the laws of the Netherlands (“JHH”) and TVN (the “JHH Letter Agreement”),

D.                                    a Letter Agreement, dated March 11, 2002, by and between ITI and SBS (the “Guarantee Letter Agreement”),

E.                                      a Letter Agreement, dated December 23, 2002, by and among ITI, SBS, ITI, JHH, FFMP Finance Holding (“FFMP”) and TVN (the “JHH/FFMP Letter Agreement”),

F.                                      a Bank Transfer Agreement, dated December 23, 2002, by and between Bank Przemyslowo-Handlowy PBK S.A. (“PBK”), Kredyt Bank S.A. (“Kredyt Bank”), TVN, ITI and SBS (the “Bank Transfer Agreement”),

G.                                     a Letter Agreement, dated December 23, 2002, by and between ITI and SBS (the “Bank Transfer Letter Agreement”),

H.                                    a Letter Agreement, dated July 31, 2003, by and among JHH, FFMP, ITI and SBS (the “Programming Library Arrangements Letter Agreement”),

I.                                         a Guaranty Participation and Reimbursement Agreement, dated as of July 31, 2003, by and among ITI, SBS, JHH and FFMP (the “Guaranty Participation and Reimbursement Agreement”),

J.                                        a Programming Consulting Agreement, dated as of July 31, 2003, by and among JHH, FFMP, ITI and SBS (the “Programming Consulting Agreement”),

K.                                    a Letter Agreement Concerning Programming Library, dated July 31, 2003, by and between ITI and SBS (the “Programming Library Letter Agreement”), and

L.                                      an Agreement, dated as of August 26, 2003, by and among ITI, SBS and TVN (the “Omnibus Agreement”).

WHEREAS, ITI and SBS have signed a Share Purchase Agreement, dated September 12, 2003 (the “New SPA”), pursuant to which (i) the Parties intend ITI to reacquire SBS’s indirect thirty point four three percent (30.43%) interest in TVN in exchange for the consideration set forth therein, subject to the terms and conditions set forth in the New SPA, and (ii) the Parties agree to enter into this Agreement prior to or at the Approval Date (as defined in the New SPA) in order to terminate the Investment Agreement, the Relationship Agreement, the JHH Letter Agreement, the Guarantee Letter Agreement, the JHH/FFMP Letter Agreement, the Bank Transfer Letter Agreement, the Programming Library Arrangements Letter Agreement, the Programming Library Letter Agreement, and, only to the extent expressly provided herein, the Bank Transfer Agreement, the Guaranty Participation and Reimbursement Agreement, the Programming Consulting Agreement and the Omnibus Agreement (the Investment Agreement, the Relationship Agreement, the JHH Letter Agreement, the Guarantee Letter Agreement, the JHH/FFMP Letter Agreement, the Bank Transfer Letter Agreement, the Programming Library Arrangements Letter Agreement, the Programming Library Letter Agreement, and, only to the extent expressly provided herein, the Bank Transfer Agreement, the Guaranty Participation and Reimbursement Agreement, the Programming Consulting Agreement and the Omnibus Agreement, together, the “Terminated Agreements”), subject to the terms and conditions set forth herein; and

WHEREAS, the execution and delivery of this Agreement by each of the Parties is a condition precedent to the obligations of SBS and ITI to effect the Closing (as defined in the New SPA) pursuant to Sections 5.1(f) and 5.2(f), respectively, of the New SPA.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I

Representations and Warranties of the Parties

Section 1.                                            Each Party hereby makes the following representations and warranties as of the date hereof and as of the Effective Date (as defined in Article III below)to the other Parties:

(a)                                  Such Party is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority and has taken all corporate action necessary in order to execute this Agreement and perform its obligations hereunder.

(b)                                 Such Party’s execution, delivery and performance of this Agreement does not breach such Party’s Memorandum and Articles of Association, any resolution adopted by such Party’s board of directors or any material agreement to which such Party is a party or by which it is bound, and does not violate any applicable law, rule, regulation or order applicable to such Party.

(c)                                  This Agreement has been duly authorized, executed and delivered and constitutes the valid, legal and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

ARTICLE II

Termination of the Terminated Agreements

Section 2.1.                                   Termination of the Investment Agreement.  Pursuant to Article XV of the Investment Agreement, each Party to the Investment Agreement hereby agrees that, as of the Effective Date, the Investment Agreement shall be terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the Investment Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the Investment Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the Investment Agreement shall be deemed to have been fully satisfied. As of the Effective Date, each Party to the Investment Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the Investment Agreement.

Section 2.2.                                   Termination of the Relationship Agreement.  Pursuant to Article XI of the Relationship Agreement, each Party to the Relationship Agreement hereby agrees that, as of the Effective Date, the Relationship Agreement shall be terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the Relationship Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the Relationship Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the Relationship Agreement shall be deemed to have been fully satisfied. As of the Effective Date, each Party to the Relationship Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the Relationship Agreement.

Section 2.3.                                   Termination of the JHH Letter Agreement.  Each Party to the JHH Letter Agreement hereby agrees that, as of the Effective Date, the JHH Letter Agreement shall be terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the JHH Letter Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the JHH Letter Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the JHH Letter Agreement shall be deemed to have been fully satisfied.  As of the Effective Date, each Party to the JHH Letter Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the JHH Letter Agreement.

Section 2.4.                                   Termination of the Guarantee Letter Agreement.  Each Party to the Guarantee Letter Agreement hereby agrees that, as of the Effective Date, the Guarantee Letter Agreement is terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the Guarantee Letter Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the Guarantee Letter Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the Guarantee Letter Agreement shall be deemed to have been fully satisfied. As of the Effective Date, each Party to the Guarantee Letter Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the Guarantee Letter Agreement.

Section 2.5.                                   Termination of the JHH/FFMP Letter Agreement.  Each Party to the JHH/FFMP Letter Agreement hereby agrees that, as of the Effective Date, the JHH/FFMP Letter Agreement shall be terminated and shall be of no further force or effect, and notwithstanding anything to the contrary in the JHH/FFMP Letter Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the JHH/FFMP Letter Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the JHH/FFMP Letter Agreement shall be deemed to have been fully satisfied.  As of the Effective Date, each Party to the JHH/FFMP Letter Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the JHH/FFMP Letter Agreement.

Section 2.6.                                   Termination of the Bank Transfer Agreement with respect to SBS.  Each Party to the Bank Transfer Agreement hereby agrees that, as of the Effective Date, SBS shall no longer be a party to the Bank Transfer Agreement and the Bank Transfer Agreement shall be of no further force or effect with respect to SBS, and, notwithstanding anything to the contrary in the Bank Transfer Agreement, any liabilities or obligations as between SBS and the other Parties outstanding prior to the Effective Date under or arising out of the Bank Transfer Agreement shall be deemed to be fully extinguished and any amounts owing to or from SBS to or from any other Party on or prior to the Effective Date under or arising out of the Bank Transfer Agreement shall be deemed to have been fully satisfied.  PBK, Kredyt Bank, TVN and ITI, on the one hand, and SBS, on the other hand, irrevocably and unconditionally waive any and all rights against each other under or arising out of the Bank Transfer Agreement.

Section 2.7.                                   Termination of the Bank Transfer Letter Agreement.  Each Party to the Bank Transfer Letter Agreement hereby agrees that, as of the Effective Date, the Bank Transfer Letter Agreement shall be terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the Bank Transfer Letter Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the Bank Transfer Letter Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the Bank Transfer Letter Agreement shall be deemed to have been fully satisfied. As of the Effective Date, each Party to the Bank Transfer Letter Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the Bank Transfer Letter Agreement.

Section 2.8.                                   Termination of the Programming Library Arrangements Letter Agreement.  Each Party to the Programming Library Arrangements Letter Agreement hereby agrees that, as of the Effective Date, the Programming Library Arrangements Letter Agreement shall be terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the Programming Library Arrangements Letter Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the Programming Library Arrangements Letter Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the Programming Library Arrangements Letter Agreement shall be deemed to have been fully satisfied. As of the Effective Date, each Party to the Programming Library Arrangements Letter Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the Programming Library Arrangements Letter Agreement.

Section 2.9.                                   Termination of the Guaranty Participation and Reimbursement Agreement with respect to SBS.  (a) Pursuant to Section 6.1(a) of the Guaranty Participation and Reimbursement Agreement, each Party to the Guaranty Participation and Reimbursement Agreement hereby agrees that, as of the Effective Date, SBS shall no longer be a party to the Guaranty Participation and Reimbursement Agreement and the Guaranty Participation and Reimbursement Agreement shall be of no further force or effect with respect to SBS, and, notwithstanding anything to the contrary in the Guaranty Participation and Reimbursement Agreement but subject to Sections 2.9(b) and 2.9(c)

hereunder, any liabilities or obligations as between SBS and the other Parties outstanding prior to the Effective Date under or arising out of the Guaranty Participation and Reimbursement Agreement shall be deemed to be fully extinguished and any amounts owing to or from SBS to or from any other Party on or prior to the Effective Date under or arising out of the Guaranty Participation and Reimbursement Agreement shall be deemed to have been fully satisfied.  ITI, JHH and FFMP, on the one hand, and SBS, on the other hand, irrevocably and unconditionally waive any and all rights against each other under or arising out of the Guaranty Participation and Reimbursement Agreement.

(b) Not later than thirty (30) days following the Effective Date, and notwithstanding Section 2.9(a) hereunder, ITI shall pay to SBS (i) the amount calculated pursuant to Section 2.1 of the Guaranty Participation and Reimbursement Agreement for the period beginning on the first day of the month immediately succeeding the last month for which a payment was made by ITI to SBS pursuant to Section 2.1 of the Guaranty Participation and Reimbursement Agreement and ending on the Effective Date and (ii) any amounts which may be due and payable on the Effective Date pursuant to Section 2.2 of the Guaranty Participation and Reimbursement Agreement.

(c) Not later than thirty (30) days following the Effective Date, and notwithstanding Section 2.9(a) hereunder, JHH and FFMP shall pay to SBS all amounts, including accrued interest, which, upon the making of a demand by SBS pursuant to Section 3.2 of the Guaranty Participation and Reimbursement Agreement, would be due and payable to SBS by JHH, FFMP or any other Person within five (5) days of the date of such demand pursuant to Sections 3.1 and 3.2 of the Guaranty Participation and Reimbursement Agreement.

Section 2.10.                             Termination of the Programming Consulting Agreement with respect to SBS.  (a) Pursuant to Section 4.1(a) of the Programming Consulting Agreement, each Party to the Programming Consulting Agreement hereby agrees that, as of the Effective Date, SBS shall no longer be a party to the Programming Consulting Agreement and the Programming Consulting Agreement shall be of no further force or effect with respect to SBS, and, notwithstanding anything to the contrary in the Programming Consulting Agreement but subject to Section 2.10(b) hereunder, any liabilities or obligations as between SBS and the other Parties outstanding prior to the Effective Date under or arising out of the Programming Consulting Agreement shall be deemed to be fully extinguished and any amounts owing to or from SBS to or from any other Party on or prior to the Effective Date under or arising out of the Programming Consulting Agreement shall be deemed to have been fully satisfied.  ITI, JHH and FFMP, on the one hand, and SBS, on the other hand, irrevocably and unconditionally waive any and all rights against each other under or arising out of the Programming Consulting Agreement.

(b) Not later than thirty (30) days following the Effective Date, and notwithstanding Section 2.10(a) hereunder, JHH and FFMP shall pay to SBS the amount due pursuant to Section 2.1(a) of the Programming Consulting Agreement for the period beginning on the first day of the month immediately succeeding the last month for which an invoice was delivered by SBS pursuant to Section.2.2 of the Guaranty Consulting Agreement and subsequently paid by JHH and FFMP and ending on the Effective Date.

Section 2.11.                             Termination of the Programming Library Letter Agreement.  Each Party to the Programming Library Letter Agreement hereby agrees that, as of the Effective Date, the Programming Library Letter Agreement shall be terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the Programming Library Letter Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the Programming Library Letter Agreement shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the Programming Library Letter Agreement shall be deemed to have been fully satisfied. As of the Effective Date, each Party to the Programming Library Letter Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the Programming Library Letter Agreement.

Section 2.12.                             Partial Termination of the Omnibus Agreement.  (a) Each Party to the Omnibus Agreement hereby agrees that, as of the Effective Date, Sections 1, 2, 3, 4 (subject to Section 2.12(b) hereunder) and 5 of the Omnibus Agreement (for the purposes of this Section 2.12, the “Terminated Provisions”) shall be terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in the Omnibus Agreement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of the Terminated Provisions shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the Terminated Provisions shall be deemed to have been fully satisfied. As of the Effective Date, each Party to the Omnibus Agreement irrevocably and unconditionally waives any and all rights of such Party under or arising out of the Terminated Provisions.  For the avoidance of doubt, each Party to the Omnibus Agreement affirms that Sections 6 through 15 thereof shall remain in full force and effect on and after the Effective Date.

(b)  Not later than thirty (30) days following the Effective Date, and notwithstanding Section 2.10(a), ITI shall cause ITI Film Studios to prepare pro-forma financial statements for the period from January 1, 2003 to the Effective Date on the basis set forth in Section 4 of the Omnibus Agreement and shall pay the amounts due to SBS pursuant to such Section 4 as they relate to that period less an amount of US$ 289.4.

Section 2.13.                             Termination of any other agreements, guarantees or other arrangements arising out of the Terminated Agreements.  Each of the Parties to all other agreements, guarantees or other arrangements arising out of, or entered into pursuant to any of the Terminated Agreements (together, the “Ancillary Documents”), including, but not limited to, the Amendment to the Framework Programming Supply and License Agreement, such amendment dated July 26, 2000, (the “Framework Amendment”) by and among SBS, ITI, JHH, ITI Media and TVN, and the Amendment to the Call Option Agreement, such amendment dated July 26, 2000, (the “Call Option Amendment”), by and among SBS, ITI, JHH, ITI Media and TVN, hereby agrees that, as of the Effective Date, such Ancillary Documents shall be terminated and shall be of no further force or effect, and, notwithstanding anything to the contrary in each such agreement, guarantee or other arrangement, any liabilities or obligations outstanding prior to the Effective Date under or arising out of any of the Ancillary Documents shall be deemed to be fully extinguished and any amounts owing from one Party to any other Party on or prior to the Effective Date under or arising out of the Ancillary Documents shall be deemed to have been fully satisfied. As of the Effective Date, each of the Parties to each of the Ancillary Documents irrevocably and unconditionally waives any and all rights of such Party under or arising out of such Ancillary Document.

ARTICLE III

Effectiveness

This Agreement shall become effective upon Closing (as defined in the New SPA) and the date of such Closing shall be the “Effective Date”.  If Closing does not occur prior to the date of termination of the New SPA, on that same date this Agreement shall terminate and shall have no legal force or effect.

ARTICLE IV

Definitions

Except as otherwise specifically provided, capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Investment Agreement.

ARTICLE V

Amendment to TVN Articles

ITI shall take all necessary corporate action for the purpose of causing TVN to amend, promptly following the Effective Date, its articles of association to delete all references to SBS therein and otherwise to reflect the fact that SBS is no longer a shareholder of TVN.  ITI and TVN hereby agree to release and indemnify SBS from and for all liabilities and losses arising from SBS status as a shareholder of TVN under the TVN articles of association, the Polish commercial companies code or other Polish law.

ARTICLE VI

Miscellaneous

Section 6.1.                                   Arbitration.  Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause.  The Parties expressly reserve their rights to apply to any state court or other judicial authority for interim or conservatory measures in accordance with Article 25 of such Rules and subject to the terms and conditions set forth therein.  The number of arbitrators shall be three.  The seat, or legal place, of arbitration shall be London, England.  The language to be used in the arbitral proceedings shall be English.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.2.                                   Amendments.  This Agreement may be amended only by a writing executed by each of the Parties hereto.

Section 6.3.                                   Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each Party and to their respective successors and assigns. No party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  No third party is intended to have any rights by reason of, or to enforce, any provision of this Agreement.

Section 6.4.                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

Section 6.5.                                   Further Assurances.  At any time after the date hereof, each Party hereto shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by any of the other Parties and necessary for such Party to satisfy its obligations hereunder or obtain the benefits expressly contemplated hereby.

Section 6.6.                                   Guarantee of Performance by Respective Subsidiaries.  Each of the Parties agrees to cause its Subsidiaries to perform all their respective obligations under this Agreement, and guarantees the performance by such entities of such obligations to the other Parties hereto.

Section 6.7.                                   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the Parties as of the date first written above.

INTERNATIONAL TRADING AND INVESTMENTS

HOLDINGS S.A. LUXEMBOURG

By:	/s/ Bruno Valsangiacomo
Name: Bruno Valsangiacomo
Title: Executive Vice Chairman

ITI MEDIA GROUP N.V.
By:	/s/ Romano Fanconi
Name: Romano Fanconi
Title: Managing Director
By:	/s/ Bruno Valsangiacomo
Name: Bruno Valsangiacomo
Title: Managing Director

TVN SP Z O.O.
By:	/s/ Karen Burgess
Name: Karen Burgess
Title: Board Member
By:	/s/ Piotr Walter
Name: Piotr Walter
Title: President

3W CAPITAL INVESTMENTS S.A.

By:	/s/ Witold Sadohski
Name: Witold Sadohski
Title: President of the Board

JHH EXPLOITATIE MAATSCHAPPIJ B.V.
By:	/s/ Romano Fanconi
Name: Romano Fanconi
Title: Attorney in fact

FFMP FINANCE HOLDING B.V.
By:	/s/ Romano Fanconi
Name: Romano Fanconi
Title: Attorney in fact

SBS BROADCASTING S.A.
By:	/s/ Erik T. Moe
Name: Erik T. Moe
Title: Senior Vice-President

STRATEUROP INTERNATIONAL B.V.
By:	/s/ Klaus Frederiksen
Name: Klaus Frederiksen
Title: Managing Director

ITI TV HOLDINGS LIMITED
By:	/s/ Maciej Zak
Name: Maciej Zak
Title: President of the Board

BANK PRZEMYSLOWO-HANDLOWY PBK S.A.

By:
Name:
Title

KREDYT BANK S.A.

By:
Name:
Title:

Exhibit 3 to

Share Purchase Agreement

PURCHASE AND TRANSFER OF SHARES	KM/6000860/23106

STRATEUROP INTERNATIONAL B.V.	02-12-2003

2

Today, the second of December

two thousand and three, appeared before me,

Cornelia Holdinga, civil-law notary in Amsterdam:

Karlijn van der Meer, care of Stibbe, 1077 ZZ Amsterdam, Strawinskylaan 2001, born in Enschede on the seventeenth day of February nineteen hundred and seventy-five,        in the present matter acting as holder of a written power of attorney of:

1.            the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) SBS Nederland B.V., having its seat in Amsterdam, its address 1019 EM Amsterdam, Rietlandpark 353 and filed at the Trade Register under number33268593,                                       (‘SBS’);

2.            the company incorporated in accordance with the laws of the Netherlands Antilles ITI Media Group N.V., having its address at Landhuis Joonchi, Kaya Richard J. Beaujon z/n, Curaçao, Netherlands Antilles,                                                (‘ITI’);

3.            the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Strateurop International B.V., having its seat in Amsterdam, its address at 1019 EM Amsterdam, filed at the Trade Register under number 33306032,                                               (the ‘Company’).

(a)                                               Powers of attorney

The powers of attorney are evidenced by three (3) private deeds, which will be attached to this deed.

The appearing person declared:

(b)                                               Share Purchase Agreement

•                 the company incorporated in accordance with the laws of Luxembourg, SBS Broadcasting S.A. (‘SBS SA’), and the company incorporated in accordance with the laws of Luxembourg,

International Trading and Investments Holdings S.A. Luxembourg (‘ITI SA’) have entered into a Share Purchase Agreement, (the ‘SPA’) on the twelfth day of September two thousand and three;

•                 in section 2.1 of the SPA, SBS SA and ITI SA agreed that SBS SA shall cause its applicable subsidiary to transfer the Shares, as referred to hereinafter to ITI. Furthermore SBS SA and ITI SA agreed that ITI SA shall cause its applicable subsidiary to pay the purchase price for the Shares, as referred to hereinafter, to SBS;

•                 SBS and ITI are the applicable subsidiaries, as mentioned in section 2.1 of the SPA;

•                 SBS and ITI accept the imposed obligation and for that reason SBS and ITI herewith enter into this present deed of purchase and transfer of shares.

(c)                                               The shares

SBS is holder of all eighteen thousand one hundred fifty-two (18.152) ordinary paid up shares in the capital of the Company, together constituting the entire issued capital held by others than the Company, each with a par value of one euro (EUR 1,—), numbered 1 to 18.152 inclusive, (the ‘Shares’).

(d)                                               Preceding acquisition

SBS acquired the Shares by transfer as a result of sale and purchase executed by deed on the sixth day of March two thousand and two before J.H.M. Carlier, civil-law notary in Amsterdam.

This transfer is acknowledged by the Company in the deed mentioned above.

(e)                                               Purchase and transfer

SBS hereby sells and transfers the Shares to ITI, who hereby buys and accepts the Shares from SBS.

(f)                                               Purchase price

The purchase price amounts to one hundred thirty-one million five hundred sixty-one thousand three hundred euro (EUR 131,561,300.-) (the ‘Purchase Price’).

SBS has received the Purchase Price by payment on a third party account with Stibbe Derdengelden Notariaat, for which ITI is granted acquittance.

(g)                                               Guarantees

Article 1.

SBS grants the following guarantees in respect to the Shares to ITI:

a.              SBS did not grant rights to purchase or otherwise acquire shares in the capital of the Company but to ITI;

b.             the Shares have not been encumbered with an attachment, usufruct or pledge nor have depositary receipts for the Shares been issued with the Company’s concurrence;

c.              no resolutions to make any distributions out of the equity (vermogen) of the Company have been adopted, which have not been carried out.

(h)                                               Account and risk

Article 2.

The Shares and all rights attached thereto including any distributions made by the Company on the Shares will from now on be for the account and risk of ITI.

(i)                                               Dissolution, conditions subsequent and precedent

Article 3.

SBS and ITI waive the right to request the dissolution of the agreement concluded in the present deed.

SBS and ITI have not agreed on any conditions subsequent (ontbindende voorwaarden) in respect of the transfer of Shares provided herein.

(j)                                               The conditions precedent (opschortende voorwaarden) as agreed upon in the SPA between SBS SA and ITI SA in respect of the transfer of the Shares provided herein have been fully satisfied and/or waived on or prior to the day and time of this deed.

Share Purchase Agreement

All rights and obligations of SBS and ITI arising from this deed of purchase and transfer of shares are notwithstanding the rights and obligations of SBS SA and ITI SA arising from the SPA.

(k)                                               Provisions restricting free transferability

As SBS is holder of all issued shares held by others than the Company in the capital of the Company, the right of first refusal as referred to in the articles of association does not apply.

Regulation Board of the Royal Notarial Regulatory Body (Verordening Koninklijke Notariële Beroepsorganisatie)

ITI declares that it is aware of the fact that Cornelia Holdinga, civil-law notary in Amsterdam, is one of the partners of the law firm of Stibbe in Amsterdam, which acts as the external legal advisor of SBS.

With reference to the provisions of articles 19, 20, 21 and 22 of the ‘Code of Conduct (Verordening Beroeps- en Gedragsregels)’ as determined by the Board of the Royal Notarial

Regulatory Body (Koninklijke Notariële Beroepsorganisatie), the ITI explicitly declares that it consents to the fact that SBS will be assisted by Stibbe in all cases connected with this deed and all potential conflicts arising therefrom.

(l)                                               Acknowledgement

The Company declared that it acknowledges the transfer of the Shares and that it will make the appropriate entry in the shareholders register.

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary.

(Signed): K. van der Meer, C. Holdinga.

PURCHASE AND TRANSFER OF SHARES

in the capital of:

Strateurop International B.V.

Dated 2 December 2003.

Exhibit 4 to

Share Purchase Agreement

INTERNATIONAL TRADING AND INVESTMENTS HOLDINGS S.A. LUXEMBOURG

Certificate

Romano Fanconi, Corporate Secretary of International Trading and Investments Holdings S.A. Luxembourg, a corporation organized under the laws of Luxembourg (“ITI”), pursuant to Section 5.1 (c) of the Share Purchase Agreement, dated as of September 12, 2003 (the “Agreement”) by and between ITI and SBS Broadcasting S.A., a company organized under the laws of Luxembourg, hereby certifies that:

(i)                                     The representation and warranties made by ITI in the Agreement were true and correct when made and are true and correct on the date hereof as though made on and as of this date (except that representations and warranties that are made as of a specific date need be true only of such date).

(2)                                  ITI and its Subsidiaries have performed and complied in all material respects with all agreements, obligations and conditions required by the Agreement or the Termination Agreement to be performed or complied with by ITI and/or its Subsidiaries at or before the date hereof.

IN WITNESS WHEREOF, the undersigned has hereunto signed his name.

Date: November 11, 2003

By:	/s/ Romano Fanconi
Title:	Corporate Secretary of
International Trading and
Investments Holdings S.A.,
Luxembourg

EXHIBIT 5 TO THE

SHARE PURCHASE
AGREEMENT

ELVINGER, HOSS & PRUSSEN

AVOCATS A LA COUR

ANDRE ELVINGER	2, Place Winston Churchill	Tél. (352) 44 66 440
JEAN HOSS	B.P. 425
YVES PRUSSEN	L-2014 Luxembourg	Fax (352) 44 22 55
JACQUES ELVINGER
MARC ELVINGER
PHILIPPE HOSS
MARTINE ELVINGER
PIT RECKINGER
MANOU HOSS	SBS BROADCASTING SA
PATRICK REUTER	8-10 , rue Mathias Hardt
PIERRE ELVINGER	Luxembourg
GAST JUNCKER
PATRICK SANTER
JEROME WIGNY
MYRIAM PIERRAT
FRANZ FAYOT	cc: ITI Holdings S.A. 398, route d’ESch L-1470 Luxembourg
TOINON HOSS

[Draft (6) 030912] Agreed Form of EHP Luxemburg law opinion

	Luxembourg	2003

O/Ref. :	JH/TH/
Re :	Share Purchase Agreement between SBS Broadcasting S.A. and International Trading and Investments Holdings S.A. Luxembourg in relation to 100%of the shares of Strateurop International B.V.

Dear Sirs,

1. We refer to, and have examined, copies of the following documents:

(i)                                     a [emailed/faxed executed] copy of the Share Purchase Agreement between SBS Broadcasting S.A. (“SBS”) and International Trading and Investments Holdings S.A. (the “Company”) [and []], relating to the sale and purchase of shares in Strateurop International BV (the “Share Purchase Agreement”);

(ii)                                  a [emailed/faxed executed] copy of the Termination Agreement dated [] between the Company, SBS, [and each of the Parties] listed on the signature pages thereto (the “Termination Agreement”);

(iii)                               the articles of incorporation dated 5th March 2002 of the Company;

(iv)                              a [faxed] copy of [an extract dated [] of ] a resolution of the board of directors of the Company dated [] (the “Resolution”); and

(v)                                 originals or copies certified or otherwise identified to us to our satisfaction or such other documents and corporate and public records as we have deemed necessary or appropriate as a basis for this opinion.

We have not examined any other documents which may have been referred to in the Documents unless listed herein, and/or entered into in relation to the transactions contemplated by, the Documents set out above.

All documents referred to above under (i) to (v) are referred to as the “Documents” and the Documents referred to under (i) to (ii) are referred to as the “Transaction Documents”).

“Parties” shall mean all parties to any one of the Documents and “Other Parties” means all parties to any one the Documents other than the Company.

Words and expressions defined in the Documents shall, unless otherwise defined herein, have the same meaning when used in this opinion.

2. We express no opinion herein with regard to any system of law other than the laws of Luxembourg as currently applied by the Luxembourg courts.  We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any other law which may be relevant to any of the documents submitted to us or the opinions herein contained and the opinions expressed herein are subject to the effect of such laws.

3. This opinion relates only to the laws of Luxembourg as they are in force and are construed at the date hereof and are given on the basis that it will be governed by, and construed in accordance with the laws of Luxembourg and assumes:

(i)                                              the genuineness of all signatures and seals on all documents (including the Documents) submitted to us originals, the authenticity of all originals and the completeness and conformity to the originals thereof of all documents submitted to us as faxed or emailed or by other means copies or specimens and the conformity of originals to the last drafts and forms reviewed by us;

(ii)                                           that the Other Parties are duly incorporated or organised and validly existing under the laws of their respective places of incorporation;

(iii)                                        the capacity, power, and legal right and authority of each of the Other Parties to enter into, to execute and deliver and to perform their respective obligations under the Documents;

(iv)                                       the due execution and delivery by each of the Other Parties of the Documents by a person or persons duly authorised to do so;

(v)                                          that the execution, delivery and performance by each of the Other Parties of the Documents to which they are a party is legal, valid and binding on them under the laws of their place of incorporation, organisation or residence respectively and under all other applicable laws and have been and remain duly approved and authorised by all necessary governmental, corporate and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation, organisation or residence respectively and such other applicable laws;

(vi)                                       that all authorisations and consents of or notification to, any authority or agency of any country other than Luxembourg which may be required in connection with the execution, delivery, and performance of the Transaction Documents have been duly obtained or duly made;

(vii)                                    that all obligations under the Documents are valid, legally binding upon and enforceable against the Other Parties as a matter of all relevant laws most notably the expressed governing law is valid as a matter of the governing law; and that there is no provision of the laws of any jurisdiction (except Luxembourg) that would have a bearing on the foregoing;

(viii)                                 that all obligations under the Documents are valid, legally binding upon and enforceable against the Company as a matter of all relevant laws (except Luxembourg law) most notably the expressed governing law is valid as a matter of the governing law; and that there is no provision of the laws of any jurisdiction (except Luxembourg) that would have a bearing on the foregoing;

(ix)                                         that all conditions precedent, representations, warranties and covenants (whether imposed by any law (except Luxembourg law) or contractually) to the Transaction Documents have been complied with (or waived) (except that we are not assuming the correctness of any representation or warrants relating to the matters covered by this opinion);

(x)                                            that the Company has not passed a resolution for its winding-up which would not have been published as required by Luxembourg law and no proceedings have been instituted or steps taken for the winding-up for the Company; which would not have been enrolled with the Luxembourg court;

(xi)                                         that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Documents;

(xii)                                      that none of the Other Parties to the Documents has passed a voluntary winding-up resolution, that no petition has been presented or order made by a court or any other competent authority for the winding-up, dissolution, administration, bankruptcy or for the submission of any such person to the procedures of bankruptcy (where relevant), controlled management or receivership or any analogous proceedings and no analogous proceedings under the law of its place of establishment or incorporation, as the case may be, or where it carries on its business, have been taken in relation to it and no receiver, manager, trustee or similar officer has been appointed in relation to it or any of its respective assets or revenues;

(xiii)                                   that the Resolution [was taken at a board of directors meeting of the Company which was duly held and was duly passed](1) and has not been amended or rescinded and is in full force and effect;

(xiv)                                  that the terms used in the Documents carrying the meaning ascribed to them in vernacular English;

(xv)                                     that all documents, forms and notices which should have been deposited at the companies registrar at the district court of Luxembourg on behalf of or relating to the Company have been deposited and the files of records maintained at the Company’s registrar at the district court of Luxembourg concerning the Company for public inspection are complete, accurate and up-to date;

(xvi)                                  that the Transaction Documents accurately record the whole of the terms agreed between the Parties thereto, and they have not been varied or any obligation of any Party thereto waived and that the terms of the Documents are and will be strictly observed and performed by the Parties thereto;

(xvii)                               that there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which effects the conclusions stated in this opinion; and

(1)  To be deleted if full board minutes (instead of extract) are received

(xviii)                            the binding effect of the Documents on the parties is not affected by duress, undue influence or mistake and none of the Documents has been entered into by any party in connection with money laundering or any other unlawful activity.

4. Based on the Documents, the assumptions above and subject to the reservations hereafter and to any matters not disclosed to us (other than matters with respect to Luxembourg law), we are of the opinion that:

(i)                                              The Company is a company duly organised and validly existing under the laws of Luxembourg;

We have enquired on  [] 2003 at [], with the Greffe de la 2e section du Tribunal d’Arrondissement de et à Luxembourg as to whether bankruptcy proceedings against the Company have been filed with the court in Luxembourg. The person to whom we spoke orally confirmed that to her knowledge no such procedure had been filed to the  [], 2003 or was currently pending before the court. It should be noted that we can however not opine thereon and as to whether a writ has been served on the Company but had not yet been enrolled with the Luxembourg court.

(ii)                                           The Company has the power to enter into the Transaction Documents to which it is stated to be a party and to exercise its rights and perform its obligations under such Transaction Documents, and has taken all necessary action to authorise the entry into such Transaction Documents and the exercise of its rights and performance of its obligations under such Transaction Documents;

(iii)                                        No authorisation, approval, consent, order, registration (other than as set out in opinion (viii)) or filing with any authority, agency or court of Luxembourg is necessary in connection with the execution, delivery, performance, validity and enforceability of each of the Transaction Documents in accordance with their respective terms needs to be obtained;

(iv)                                       It is not necessary under the laws of Luxembourg in order to enable the Other Parties to enforce their rights under the Transaction Documents by reason of the execution of the Transaction Documents or by performance by the Other Parties of their obligations thereunder that the Other Parties be licensed, qualified or otherwise entitled to carry on business in Luxembourg;

(v)                                          We hereby confirm that the execution of the Transaction Documents on behalf of the Company by Mr Bruno Valsanciacomo and Mr Mariusz Walter constitutes and operates as due execution thereof by the Company and each of the obligations expressed therein to be assumed by the Company constitutes a legal, valid and binding obligation on it enforceable under the laws of Luxembourg in accordance with their terms, it being understood that the Luxembourg courts may consider that contractual rights and obligations must under all circumstances be exercised and respectively performed, in good faith;

(vi)                                       Each Transaction Document to which the Company is a party is in proper form for its enforcement in the courts of Luxembourg;

(vii)                                    The execution and delivery of, the performance by the Company of its obligations under, and compliance with the provisions of, the Transaction Documents to which it is a party will not conflict, violate or result in a breach of (i) any applicable Luxembourg law, statute or regulation or (ii) any provisions of constitutional documents, or (iii) government or court order applicable to the Company made known to us by the Company [after enquiry with Romano Fanconi, corporate secretary of the Company];

(viii)                                 It is not necessary to ensure that for each Transaction Document to which the Company is a party to constitute legal, valid, binding and enforceable obligations of the Company that the Transaction Documents are registered, recorded, notarised or filed at any Luxembourg public office or elsewhere in Luxembourg provided however that in the case of an action in front of a Luxembourg court or use thereof before a Luxembourg agency, the registration of the relevant Transaction Documents might be ordered in which case ad valorem taxes with various rates may apply on obligations recorded therein;

(ix)                                         Except as set out in opinion (viii) above, no stamp, registration, issue or similar duties or taxes or governmental fees and charges are payable in Luxembourg in connection with the execution, delivery and performance of any of the Transaction Documents;

(x)                                            Neither the Company nor any of its assets is entitled in Luxembourg to immunity on grants of sovereignty or otherwise from any legal action or proceeding (including without limitation, suit, attachment prior to judgement, execution or other enforcement);

(xi)                                         The courts of Luxembourg will accept and give effect to the choice of New York law as the governing law of the Transaction Documents, except insofar as the provisions of the applicable foreign law may conflict with Luxembourg public policy;

(xii)                                      Luxembourg has ratified the European Convention on international commercial arbitration of 21st April 1961 and the Arrangement relating to the application of the European Convention on international commercial arbitration of 17th December 1962. In addition Luxembourg has ratified the New York Convention on enforcement of foreign arbitral awards of 10th June, 1958 with the following reservation: The convention shall apply on the basis of reciprocity of the recognition and enforcement of the sole arbitral awards rendered on the territory of another contracting state;

Consequently any award rendered on the territory of another contracting state against the Company with respect to the Transaction Documents may be enforced in Luxembourg subject to the conditions imposed by such conventions and arrangement and pursuant to the rules provided for in the Luxembourg Nouveau Code de Procédure Civile; and

(xiii)                                   None of the Other Parties (other than SBS) is or will be deemed to be resident, domiciled carrying on business or subject to taxation, reporting, filing or registration requirements in Luxembourg by reason only of the negotiation, preparation, execution, performance, enforcement of and/or receipt of any payment under any Transaction Documents.

5. The opinions expressed above are subject to the following reservations:

(i)                                    the binding effect and validity of the Transaction Documents and their enforceability against the Company are subject to all limitations by reason of bankruptcy, insolvency, moratorium, gestion controlée, general settlement with creditors, reorganisation or similar laws including application of preference period affecting the rights of creditors generally;

(ii)                                  the enforcement of the Transaction Documents and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages for the enforcement of any obligation of the parties and this opinion should not be taken to imply that a Luxembourg court will necessarily grant any remedy other than monetary damages; in particular, orders for specific performance and injunctions might not be available;

(iii)                               the obligation of the parties to indemnify the other party(ies) in relation to fines or penalties imposed on such parties may be considered invalid and unenforceable in Luxembourg because of the personal character of the fines or penalties;

(iv)                              provisions conferring or imposing a remedy, default interest, a step fee, a break-up fee, an obligation or penalty consequent upon default may be reduced or increased by a Luxembourg court, if such pecuniary remedy were construed by the court as constituting an excessive (or unreasonably low) pecuniary remedy;

(v)                                 where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction;

(vi)                              enforcement of the obligations may be invalidated by reason of fraud or the abusive choice of a foreign law in order to circumvent the application of the law which would normally have been applicable without the choice of applicable law in the agreements;

(vii)                           provisions in any Transaction Document providing that the terms thereof can only be amended or varied or provisions thereof can only be waived by an instrument in writing may not be effective;

(viii)                        the question whether or not any provisions of the Transaction Documents which may be invalid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the Luxembourg courts in their discretion;

(ix)                                any obligation to pay a sum of money expressed in a currency which is not of legal tender in Luxembourg (a “foreign currency”) will be enforceable in a currency which is of legal tender therein, though the monetary judgement may be expressed in a foreign currency and/or its equivalent in a currency of legal tender at the time of payment and any loss incurred as a result of currency exchange fluctuations can be recovered under Luxembourg law subject to decision of the court;

(x)                                   any obligation to pay interest on interest may not be enforceable under Luxembourg law;

(xi)                                any certificate or determination which would by contract be deemed to be conclusive may not be upheld in a Luxembourg Court and where any party to any Transaction Document is vested with a discretion or may determine a matter in its opinion,

Luxembourg law requires that contracts be performed in good faith and consequently that such discretion be exercised reasonably or that such opinion be based on reasonable grounds;

(xii)                             a court of Luxembourg may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a court of Luxembourg and a court of Luxembourg may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before a court of Luxembourg;

(xiii)                          claims may become barred under statutory limitations period rules;

(xiv)                         claims may be subject to the rules of set off or counterclaims;

(xv)                            Luxembourg law does not allow consolidation of bankruptcies or similar collective insolvency proceedings between Luxembourg corporate entities unless the assets of one entity had been commingled with the assets of another entity and have been used or disposed of by the other entity as if it were such other entity’s assets;

(xvi)                         a Luxembourg court may stay proceedings if concurrent proceedings between the same parties and on the same grounds have been brought in another court of competent jurisdiction;

(xvii)                      Luxembourg courts before whom any documents are produced other than in French or German may require that it be accompanied by a complete or partial translation into the French or German language;

(xviii)                   any provisions resulting in appointing directly of indirectly a person or entity to take legal action on behalf of the Luxembourg Company will not be enforceable before Luxembourg courts pursuant to the rule “nul ne plaide par procureur”;

(xix)                           the right to take concurrent proceedings in court(s) and/or arbitration in one or more jurisdictions against any of the parties to the Transaction Documents may be limited in particular by rules on estoppel;

(xx)                              for provisional measures summary proceedings may be initiated before the Luxembourg courts if the measures to be implemented are to be effective in Luxembourg;

(xxi)                           under Luxembourg contract law unforeseeable damages may not be reclaimed under Luxembourg law;

(xxii)                        any provision in the Transaction Documents stating that any rights and obligations thereunder shall bind successors and assigns of any party thereto may, where the law does not provide therefor, not be enforceable in Luxembourg in the absence of any further agreements to that effect with such successors or assigns;

(xxiii)                     provisions providing for the limitation of liability in the case of gross negligence and wilful misconduct may not be enforceable under Luxembourg law;

(xxiv)                    no opinion is given as to the taxation consequences of the transactions contemplated by the Transaction Documents (or any document in connection therewith) except as set out in opinion (viii);

(xxv)                       a contractual provision allowing for a deemed service of process or notification of court order may not be recognised by a Luxembourg court;

(xxvi)                    powers of attorneys, instructions or authorisations may not be held to be irrevocable; and

(xxvii)                 the provisions according to which the determination by an expert will be binding on the parties is a valid provision, however the courts may not give a effect to such determination if the expert has in its determination committed a gross error (erreur grossière).

We undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction, interpretation or application after the date of this opinion or any change of circumstances occurring after the date of this opinion affecting the Company which may have any bearing on this opinion.

In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is subject to Luxembourg law and may, therefore, only be relied upon under the express condition that any issues of interpretation or any other issues arising thereunder be governed by Luxembourg law and subject to the exclusive jurisdiction of the Luxembourg Courts.

This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters.

This opinion is delivered to you only for your use.

It may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or other person without in any such case, our written consent.

Very truly Yours.

Elvinger, Hoss & Prussen

By:
Toinon Hoss

Exhibit 6 to the

Share Purchase Agreement

[FORM OF U.S. LAW OPINION OF HELLER EHRMAN]

               , 2003

SBS Broadcasting S.A.

8-10 rue Mathias Hardt

L-1717 Luxembourg

Ladies and Gentlemen:

We have acted as special United States counsel to International Trading and Investment Holdings S.A. (“ITI”), a joint stock company organized under the laws of Luxembourg, TVN Sp. Z o.o. (“TVN”), a limited liability company organized under the laws of the Republic of Poland, ITI TV Holdings Sp. Z o.o. (“ITI TV Holdings”), a limited liability company organized under the laws of the Republic of Poland, and 3W Capital Investments S.A. (“3W”), a joint stock company organized under the laws of the Republic of Poland (ITI, TVN, ITI TV Holdings and 3W are referred to herein collectively as the “ITI Companies”), in connection with (1) the Share Purchase Agreement dated as of           September 2003 by and among ITI and SBS Broadcasting S.A. (“SBS”) (the “Share Purchase Agreement”), and (2) the Termination and Amendment Agreement dated as of           September 2003 by and among the ITI Companies, ITI Media Group N.V., JHH Exploitatie Maatschappij B.V., FFMP Finance Holding B.V., SBS and Strateurop International B.V. (the “Termination Agreement”).

The Share Purchase Agreement and the Termination Agreement are referred to herein collectively as the “Transaction Agreements”.  This opinion is being delivered to you pursuant to Section 5.1(d) of the Share Purchase Agreement at the request of ITI.  Unless otherwise defined herein, terms which are defined in the Share Purchase Agreement are used herein as so defined.

I

We have reviewed the Transaction Agreements.  In conducting such review, we have assured (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as copies, (iii) that the Transaction Agreements have been duly executed and delivered by the parties thereto, and (iv) the legal capacity of all natural persons.  We have also assumed that the Transaction Agreements are the legal, valid, binding and enforceable obligations of the parties thereto other than the ITI companies (the “Other Parties”).

II

We have also assumed the following, without making any inquiry into the reasonableness or validity thereof:

A.                                   Each of the parties to the Transaction Agreements has been duly organized and is validly existing and in good standing in its jurisdiction of organization, has all necessary power and authority and has taken all corporate action necessary to execute and deliver, and perform its obligations under, the Transaction Agreements.

B.                                     There are no facts or circumstances relating to any of the parties other than the ITI Companies that might prevent any other party from enforcing any of the rights to which our opinion relates.

III

We express no opinion as to:

(m)                               Whether a federal, state or foreign court or other tribunal outside the state of New York would give effect to the choice of law provisions of the Transaction Agreements.

(n)                                 Any securities, tax, anti trust, land use, safety, environmental or hazardous materials laws, rules or regulations.

(o)                                 The effect on the ITI Companies’ obligations and the Other Parties’ rights under the Transaction Agreements of laws relating to fraudulent transfers and fraudulent obligations set forth in Sections 544 and 548 of the United States Bankruptcy Code and Article 10 of the New York Debtor and Creditor Law.

This opinion is limited to the federal laws of the United States of America and the laws of the State of New York, and we disclaim any opinion as to the laws of any other jurisdiction.  As to matters of Luxembourg law relevant to the opinions expressed herein, we have relied upon the opinion of Elvinger, Hoss & Prussen dated                                            , 2003 without independently considering the matters stated therein.  As to matters of Polish law relevant to the opinions expressed herein, we have relied upon the opinion of Altheimer & Grey dated                                   , 2003 without independently considering the matters stated therein.  We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative decision.

IV

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that each of the Transaction Agreements constitutes the legal, valid and binding obligation of each of the ITI Companies which is a party thereto and is enforceable against each of the ITI Companies which is a party thereto in accordance with its terms.

The opinion in the preceding paragraph is subject to the qualifications that the enforceability of the Transaction Agreements may be limited by (a) any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium or similar law and judicial decisions affecting creditors’ rights generally, (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or a law), (c) the possible judicial application of foreign law or foreign governmental or judicial action, and (d)

federal and state securities laws and public policy considerations limiting rights to indemnity and contribution.

IV

We further advise you that:

A.                                   The effectiveness of indemnities, rights of contribution, exculpatory provisions, waivers of the benefits of statutory provisions and non-competition provisions, if any, may be limited on public policy grounds.

B.                                     The Other Parties may not invoke penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

V

This opinion is rendered to you in connection with the Transaction Agreements and is solely for your benefit.  This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent.  This opinion is expressed as of the date hereof, and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

HELLER EHRMAN WHITE & MCAULIFFE, LLP

Exhibit 7 to the

Share Purchase Agreement

[FORM OF A&G POLISH LAW OPINION]

                  , 2003

SBS Broadcasting S.A.

8-10 rue Mathias Hardt

BP 39, L-2010 Luxembourg

International Trading and Investments Holdings S.A Luxembourg

398 route d’Esch

L-1471 Luxembourg

Ladies and Gentlemen:

We have acted as special Polish counsel to International Trading and Investments Holdings S.A. Luxembourg (“ITI”), a joint stock company organized under the laws of Luxembourg , TVN Sp. z o.o. (“TVN”), a limited liability company organized under the laws of the Republic of Poland, ITI TV Holdings Sp. z o.o. (“ITI TV Holdings”), a limited liability company organized under the laws of the Republic of Poland, and 3W Capital Investments S.A. (“3W”), a joint stock company organized under the laws of the Republic of Poland (ITI, TVN, ITI TV Holdings and 3W are referred to herein collectively as the “ITI Companies”), in connection with (1) the Share Purchase Agreement dated as of September    , 2003 by and between ITI and SBS Broadcasting S.A. (“SBS”) with TVN as an additional signatory party (the “Share Purchase Agreement”), and (2) the Termination Agreement dated as of September    , 2003 by and among ITI Companies, ITI Media Group N.V., JHH Exploitatie Maatschappij B.V., FFMP Finance Holding B.V., SBS and Strateurop International B.V. (the “Termination Agreement”).

The Share Purchase Agreement and the Termination Agreement are referred to herein collectively as the “Transaction Agreements”.

This opinion is being delivered to you pursuant to Section 5.1(d) of the Share Purchase Agreement at the request of ITI. All capitalized terms, unless otherwise defined herein, shall have the meaning ascribed to them in the Share Purchase Agreement.

We have reviewed the Transaction Agreements. In conducting such review, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as copies, (iii) that the Transaction Agreements have been duly executed and delivered by the parties thereto other than ITI Companies, and (iv) the legal capacity of all natural persons and absence of any defects of the declarations of will of such natural persons executing the Transaction Agreements. We have also assumed that the Transaction Agreements are the legal, valid, binding and enforceable obligations of the parties thereto other than ITI Companies.

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

1.               Each of TVN, ITI TV Holdings and 3W is a corporation duly organized, validly existing under the laws of the Republic of Poland and has all requisite corporate power and authority to execute, deliver and perform its obligations under the respective Transaction Agreements to which each of them is a party and to consummate the transactions contemplated thereby, subject to the fulfilment of certain conditions set forth in the respective Transaction Agreements.

2.               The Transaction Agreements have been duly authorized, executed and delivered by each of TVN, ITI TV Holdings and 3W.

3.               Each of the Transaction Agreements is a valid and legally binding obligation of each of the ITI Companies that is a party to such agreement, enforceable against such ITI Company in accordance with its terms.

4.               No notices, reports or other filings are required to be made by any ITI Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any ITI Company from, any Polish Governmental Entity in connection with the execution and delivery of the Share Purchase Agreement, and the consummation of the transactions contemplated thereby, except for notifications (i) to the Polish National Council Radio and Television Council for informational purposes of the acquisition of Strateurop Shares, and (ii) to the National Bank of Poland for statistical purposes of any foreign exchange transactions in which any ITI Company being a Polish resident shall be engaged in connection with the transactions contemplated thereby.

5.               The execution, delivery and performance by each of ITI Companies of the Transaction Agreements to which it is a party does not and the consummation of the transactions contemplated thereby will not constitute or result in: (A) in the case of TVN, ITI TV Holdings and 3W, a breach or violation of, or a default under, its organizational documents, subject to obtaining by TVN of appropriate corporate consents referred to in Section 3.2(b) of the Share Purchase Agreement; (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of any ITI Company (with or without notice, lapse of time or both) pursuant to any Contract binding upon any ITI Company, any Law, or any other governmental or non-governmental permit or license to which any ITI Company is subject, or (C) any change in the rights or obligations of any party under any of the Contracts binding upon any ITI Company; except for, with respect to clause (C) above, the waivers and consents under applicable Contracts that are required in connection with HYB Offering or any Alternative Financing involving TVN.

The opinions expressed in paragraphs 3 and 5 above are subject to the qualifications that the binding effect and enforceability of the Transaction Agreements may be limited by (a) any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, subordination, reorganization, moratorium or similar law and judicial decisions affecting creditors’ rights generally, (b) application of general principles of social co-existence, socio-economic designation of rights and rebus sic stantibus, as provided for in articles 5 and 3571 of the Polish Civil Code, and (c) possible foreign governmental or judicial action.

We also wish to point out that provisions of the Transaction Agreements which permit the parties thereto to take actions or make determinations may be subject to a requirement that such actions be taken and such determinations be made on a reasonable basis and in good faith.

We do not herein express any opinion as to any laws other than the laws of the Republic of Poland as in force on the date hereof. As to matters of Luxembourg law relevant to the opinions expressed herein, we have relied upon the opinion of Elvinger, Hoss & Prussen, dated     , 2003 without independently considering the matters stated therein.

This opinion is furnished to you solely for your use in connection with the Transaction Agreements and it may not be relied upon or used for any other purpose nor provided to any other person. This opinion is expressed as of the date hereof and we assume no responsibility to update this opinion after the date hereof.

Very truly yours,

For Altheimer & Gray

Exhibit 8 to

Share Purchase Agreement

SBS BROADCASTING S.A.

Officer’s Certificate

Erik T. Moe, the General Counsel of SBS Broadcasting S.A., a company organized under the laws of Luxembourg (“SBS”), pursuant to Section 5.2 (c) of the Share Purchase Agreement, dated as of September 12, 2003 (the “Agreement”), by and between SBS and International Trading and Investments Holdings S.A. Luxembourg, a company organized under the laws of Luxembourg, hereby certifies that:

(1)                                  The representations and warranties made by SBS in the Agreement were true and correct when made and true and correct on the date hereof as though made on and as of this date (except that representations and warranties that are made as of a specific date need be true only as of such date).

(2)                                  SBS and its Subsidiaries have performed and complied in all material respects with all agreements, obligations and conditions required by the Agreement or the Termination Agreement to be performed or complied with by SBS and/or its Subsidiaries at or before the date hereof.

IN WITNESS WHEREOF, the undersigned has hereunto signed his name.

Date: November 11, 2003

By:	/s/ Erik T. Moe
Name:	Erik T. Moe
Title:	General Counsel of SBS Broadcasting S.A.

Exhibit 9 to

Share Purchase Agreement

DRAFT 5 – A&M 12/09/2003

AGREED FORM OF OPINION OF

ARENDT & MEDERNACH

International Trading and Investments Holdings S.A. Luxembourg Attn.*** 398, route d’Esch L-1471 Luxembourg

Luxembourg, 7 November 2003
O/ref.: 22986.016D	sophie.wagner@arendt-medernach.com
Y/ref.: -	Tel : (352) 407878-253/-273
Fax : (352) 407804-701

Ladies and Gentlemen,

We are lawyers admitted to practice under the laws of Luxembourg.

This opinion is given to you in connection with a share purchase agreement dated 12 September 2003 between SBS Broadcasting S.A. (the “Company”) and International Trading and Investments Holdings S.A. Luxembourg (the “Purchaser”) relating to the sale and purchase of all the shares of the company Strateurop International B.V. (the “Share Purchase Agreement”) and with a termination agreement between the Purchaser, ITI Media Group N.V., TVN SP Zo.o., 3W Capital Investments S.A., JHH Exploitatie Maatschappil B.V., FFMP Finance B.V., Strateurop International B.V., ITI TV Holdings Limited, Bank Przemyslowo-Handlowy PKB S.A., Kredyt Bank S.A. and the Company (the “Termination Agreement”) (the Share Purchase Agreement and the Termination Agreement being together referred to as the “Transaction Agreements”).

For the purpose of this opinion, we have examined:

i)                                         A facsimile executed copy of the Share Purchase Agreement dated 12 September 2003 between SBS Broadcasting S.A. and International Trading and Investments Holdings S.A. Luxembourg;

ii)                                      A facsimile copy of the Termination Agreement between International Trading and Investments Holdings S.A. Luxembourg, ITI Media Group N.V., TVN SP Zo.o., 3W

Capital Investments S.A., JHH Exploitatie Maatschappij B.V., FFMP Finance B.V., Strateurop International B.V., ITI TV Holdings Limited, Bank Przemyslowo-Handlowy PKB S.A., Kredyt Bank S.A. and SBS Broadcasting S.A., executed on 7 November 2003 by SBS Broadcasting S.A. and Strateurop International B.V.;

iii)                                   a copy of the consolidated version of the articles of incorporation of the Company as of 23 September 2003 (the “Articles of Incorporation”);

iv)                                  an executed copy of the resolution of the board of directors of the Company passed on 10 September 2003 authorising the entering into the Transaction Agreements (the “Board Minutes”);

v)                                     a non-bankruptcy certificate, dated 31 October 2003, issued by the Greffe de la deuxième section du Tribunal d’Arrondissement de et à  Luxembourg;

All documents referred to above under (i) to (v) are referred to as the “Documents”.

“Parties” shall mean all parties to any one of the Documents and “Other Parties” means all parties to any one of the Documents other than the Company.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreements.

We have assumed:

i)                                         that the Termination Agreement, examined by us, will be signed by all the Other Parties;

ii)                                      the genuineness of all signatures on all documents as well as the completeness and conformity to original documents of all copies and/or other specimen documents submitted to us;

iii)                                   that all consents, approvals, authorisations, or orders required from any governmental or other regulatory authorities of any country other than Luxembourg and all other requirements of any country other than Luxembourg for the legality, validity and enforceability of the Transaction Agreements have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions, other than those provided by Luxembourg law or the Articles of Incorporation, to which the Transaction Agreements are subject have been satisfied;

iv)                                  that the Transaction Agreements constitute the legal, valid, binding and enforceable obligations of the parties thereto for all purposes of the laws of the state of New York to which they are expressly made subject.

Subject as mentioned herein, we are of the following opinion:

1.               The Company is a company duly incorporated under the laws of the Grand-Duchy of Luxembourg by a notarial deed dated 24 October 1989 and registered as a Luxembourg société anonyme for an unlimited duration at the Registre de Commerce et des Sociétés de Luxembourg under number B 31996 and is validly existing. On 31 October 2003, we inquired with the Greffe de la 2ème section du Tribunal d’Arrondissement de et à Luxembourg as to whether bankruptcy proceedings against the Company have been filed with the court. On 31 October 2003, the Greffe de la 2ème section du Tribunal d’Arrondissement de et à Luxembourg issued a non-bankruptcy certificate confirming that no notice of appointment of a receiver (curateur) has been filed or is currently pending before the court;

2.               The Company has the necessary corporate power under its Articles of Incorporation to execute the Transaction Agreements and to perform its obligations under the Transaction Agreements;

3.               The Company has taken all necessary corporate action to authorize the entry into and the performance of the Transaction Agreements;

4.               We hereby confirm that the execution of the Transaction Agreements on behalf of the Company by Erik Moe, Senior Vice President and general counsel of the Company constitutes and operates as due execution thereof by the Company and each of the obligations expressed therein to be assumed by the Company constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with the terms of the Transaction Agreements, it being understood that the Luxembourg courts may consider that contractual rights and obligations must under all circumstances be exercised and respectively performed in good faith;

5.               The Transaction Agreements when duly executed and delivered by or on behalf of the Company, are in proper form for their enforcement in the courts of Luxembourg;

6.               The execution and delivery of the Transaction Agreements by the Company and the Company’s performance of its obligations under the Transaction Agreements will not violate, conflict with or result in a breach of  (i) any Luxembourg law, rule or regulation applicable to it or (ii) any provision of its Articles of Incorporation, or (iii) government or court order applicable to the Company made known to us by the Company after enquiry with Mr. Erik T. Moe;

7.               No consent, approval, authorization or order is required by the Company from any governmental authority in Luxembourg under the laws of Luxembourg in connection with the execution, delivery, performance, validity and enforceability of each of the Transaction Agreements;

8.               It is not necessary under the laws of Luxembourg in order to enable the Other Parties to enforce their rights under the Transaction Agreements by reason of the execution of the Transaction Agreements or by performance by the Other Parties of their obligations thereunder that the Other Parties be licensed, qualified or otherwise entitled to carry on business in Luxembourg;

9.               It is not necessary or desirable, in order to ensure the legality, validity and enforceability of the obligations of the Company under the Transaction Agreements, that the same be filed, registered, recorded or enrolled with any authority, agency or court of Luxembourg or that any official action be taken in Luxembourg, or that any instrument relating thereto be signed, delivered, filed, registered, recorded or notarised in any public office or elsewhere in Luxembourg provided however that in the case of an action in front of Luxembourg court or use thereof before a Luxembourg agency, the registration of the relevant Transaction Agreements might be ordered in which case ad valorem taxes with various rates may apply on obligations recorded therein ;

10.         No stamp, registration, issue or similar duties or taxes or governmental fees and charges are payable in Luxembourg in connection with the execution, delivery and performance of any of the Transaction Agreements except as set out in opinion (8) above;

11.         Neither the Company nor any of its assets is entitled in Luxembourg to immunity on grants of sovereignty or otherwise from any legal action or proceeding (including without limitation, suit, attachment prior to judgment , execution or other enforcement);

12.         The choice of the laws of the state of New York to govern the Transaction Agreements is valid and binding under Luxembourg law;

13.         The submission by the Company to arbitration under section 8.9 of the Share Purchase Agreement and under section 5.1 of the Termination Agreement will be valid, binding and irrevocable according to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention”).

Consequently, any award rendered on the territory of another contracting state against the Company with respect to the Transaction Agreements may be enforced in Luxembourg subject to the conditions imposed by the New York Convention and pursuant to the rules provided for in the Luxembourg Nouveau Code de Procédure Civile.

14.         None of the Other Parties other than the Purchaser is or will be deemed to be resident , domiciled carrying on business or subject to taxation, reporting, filing or registration requirements in Luxembourg by reason only of the negotiation, preparation, execution, performance, enforcement of and/or receipt of any payment under any Transaction Agreement.

This opinion is subject to the following reservations:

(i)                                     if the Transaction Agreements were produced in proceedings before a Luxembourg court, such court may require that all or part of the Transaction Agreements, or any of the documents or agreements referred to therein, be translated into French or German and registration of any such documents exhibited in any court proceedings or before any official authority (autorité constituée) in Luxembourg might be ordered, the registration tax being a fixed rate of 12,- EUR or an ad valorem rate depending on the nature of the registered document;

(ii)                                  the enforcement of the Transaction Agreements and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages for the enforcement of any obligation of the Company and this opinion should not be taken to imply that a Luxembourg court will necessarily grant any remedy other than monetary damages; in particular, orders for specific performance and injunctions might not be available;

(iii)                               where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction;

(iv)                              whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgment expressed as an order to pay in a currency other than Euro; however, enforcement of the judgment against the Company in Luxembourg would be available only in Euro and for such purposes all claims or debts are converted into Euro normally at the prevailing exchange rate on the date of payment and any loss incurred as a result of currency exchange fluctuations can be recovered under Luxembourg law, subject to decision of the court;

(v)                                 any enforcement against the Company would be subject to insolvency laws affecting creditors generally;

(vi)                              any determination or certificates made or given pursuant to the provisions of the Transaction Agreements which provides for such determination or certificate to be final, conclusive and/or binding might not necessarily be held under Luxembourg law to be final, conclusive and/or binding;

(vii)                           a contractual provision conferring or imposing a remedy, default interest, a step fee, a break-up fee, an obligation or penalty consequent upon default may not be fully enforceable and may be reduced or increased by a Luxembourg court, if such pecuniary remedy were construed by the court as constituting an excessive (or unreasonably low) pecuniary remedy;

(viii)                        any provision in the Transaction Agreements stating that any rights and obligations shall bind successors and assigns of any party thereto may not be enforceable in Luxembourg in the absence of any further agreements to that effect with such successors and assigns in case such successors and assigns are Luxembourg individuals/entities;

(ix)                                a severability clause may be ineffective if a Luxembourg courts considers that the illegal, invalid or unenforceable clause was a substantive or material clause;

(x)                                   as regards jurisdiction, a Luxembourg court may stay or dismiss proceedings if concurrent proceedings are being brought elsewhere;

(xi)                                a foreign jurisdiction clause does not prevent the parties from initiating legal action before Luxembourg courts to the extent that summary proceedings (référé) seeking conservatory or urgent provisional measures are concerned. Notwithstanding a foreign jurisdiction clause, Luxembourg courts would have in principle jurisdiction for any conservatory or provisional action in connection with assets located in Luxembourg and such action would most likely be governed by Luxembourg law;

(xii)                             actions in Luxembourg must be brought exclusively in the name of the principal, not of the agent of the principal;

(xiii)                          provisions providing for the limitation of liability in the case of gross negligence and willful misconduct may not be enforceable under Luxembourg law;

(xiv)                         no opinion is given as to the taxation consequences of the transaction contemplated by the Transaction Agreements (or any document in connection therewith) except as set out in opinion (8).

In this opinion Luxembourg legal concepts are expressed in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising thereunder be governed by Luxembourg law and be brought before a court in Luxembourg.

This opinion is addressed to the addressees solely for their benefit and on whose behalf they are acting and solely for the purpose of the Transaction Agreements. It is not to be transmitted to any other person nor is it to be relied upon by any other person (other than their legal adviser(s)) verified or for any other purpose quoted or referred to in any public document or filed with any governmental agency or other person without our consent. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any agreement or document referred to in the Transaction Agreements or otherwise.

This opinion is limited to Luxembourg law of general application at the date of this opinion as currently applied by the Luxembourg courts, and is given on the basis that it will be governed by and construed in accordance with Luxembourg law. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Luxembourg. Luxembourg courts have exclusive jurisdiction with respect to this opinion.

Yours faithfully,

Arendt & Medernach
By Sophie Wagner-Chartier

Exhibit 10 to the

Share Purchase Agreement

[Form of Opinion of Erik T. Moe]

[•], 2003

International Trading and Investments Holdings S.A.

398 Route d’Esch

1471 Luxembourg

Dear Sirs:

In connection with the purchase by International Trading and Investments Holdings S.A., a company organized under the laws of Luxembourg (“ITI”), pursuant to the Share Purchase Agreement, dated as of September 12, 2003 (the “Share Purchase Agreement”), by and between ITI and SBS Broadcasting S.A., a company organized under the laws of Luxembourg (“SBS”), of all the outstanding shares of Strateurop International B.V., a company organized under the laws of The Netherlands, and the other transactions contemplated by the Share Purchase Agreement to occur on the Closing Date (capitalized terms used but not defined herein having the same meanings assigned to them in the Share Purchase Agreement), in my capacity as General Counsel of SBS, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of this opinion.  Upon the basis of such examination, it is my opinion that the Share Purchase Agreement and the Termination Agreement constitute valid and legally binding obligations of the SBS Parties party thereto enforceable against the SBS Parties party thereto in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles and to federal and state securities laws and public policy considerations limiting rights to indemnity and contribution.

As contemplated by the qualifications set forth in preceding paragraph, in rendering the foregoing opinion, I am expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.  With respect to all matters of Luxembourg law, I have, with your approval, relied on the opinion, dated the date hereof, of Arendt & Medernach, delivered to you pursuant to Section 5.2 of the Share Purchase Agreement, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

With your approval, I have relied as to certain matters on information obtained from public officials and other sources believed by me to be responsible, and I have assumed that the Share Purchase Agreement and the Termination Agreement have been duly authorized, executed and delivered by each party thereto and that the signatures on all documents examined by me are genuine, assumptions I have not independently verified.

This opinion is furnished to you in my capacity as General Counsel of SBS and is solely for your benefit and may not be disclosed to, or relied upon, any third party without my prior written consent.

Very truly yours,

Exhibit 11 to the

Share purchase Agreement

TVN Annual Budget for Fiscal Year 2003

Income Statement (‘000 PLN) / Rachunek zysków i strat

TVN Consolidated	FY 03 B	FY 02 LE	FY 02 B	FY 01 A

Revenue / Przychody	558,645	549,548	544,728	467,719
(% to sales) / (%sprzedaśży)	100%	100%	100%	100%
(% change) / (%zmiana)	2%	1%	16%

Direct Costs / Koszty bezpośrednie	295,509	313,147	306,645	290,617
(% to sales) / (%sprzedaży)	53%	57%	56%	62%
(% change) / (%zmiana)	-6%	2%	6%

Operating income / Zysk brutto ze sprzedaży	263,136	236,401	238,082	177,102
(% to sales) / (%sprzedaży)	47%	43%	44%	38%
(% change) / (%zmiana)	11%	-1%	34%

SG&A / Koszty administracji i ogólnego zarządu	103,066	76,480	83,003	98,558
(% to sales) / (%sprzedaży)	18%	14%	15%	21%
(% change) / (%zmiana)	35%	-8%	-16%

Other operating costs (income), net/ Pozostale koszty (przychody) operacyjne, netto	60	(442)	—	(12,669)

EBITDA	160,009	160,363	155,079	91,213
(% to sales) / (%sprzedaży)	29%	29%	28%	20%
(% change) / (%zmiana)	0%	3%	70%

Depreciation & Amortisation / Amortyzacja	28,844	36,279	38,684	45,937
(% to sales) / (%sprzedaży)	5%	7%	7%	10%
(% change) / (%zmiana)	-20%	-6%	-16%

Finance costs (income), Net / Koszty (przychody) finansowe, netto	13,288	33,141	27,949	2,077

PBT / Zysk przed opodatkowaniem	117,878	90,943	88,447	43,199
(% to sales) / (%sprzedaży)	21%	17%	16%	9%
(% change) / (%zmiana)	30%	3%	105%

TAX / Podatek	31,827	28,642	25,847	14,445

Net profit (loss) / Zysk (strata) netto	86,051	62,301	62,599	28,755
(% to sales) / (%sprzedaży)	15%	11%	11%	6%
(% change) / (%zmiana)	38%	0%	118%

EBITA/SALES [%] / EBITA/Sprzedaż [%]	28.6%	29.2%	28.5%	19.5%

Revenue Statement (‘000 PLN) / Zestawienie przychodów

TVN Consolidated	FY 03 B	FY 02 LE	FY 02 B	FY 01 A

Net revenue from advertising spot sales/ Przychody netto ze sprzedaży czasu antenowego	482,377	466,943	466,377	365,119
(% of Total Revenue) / (% przychodów razem)	86%	85%	86%	78%
(% change) / (%zmiana)	3%	0%	28%

Barter revenue / Przychody barterowe	22,623	21,880	20,340	27,321
(% of Total Revenue) / (% przychodów razem)	4%	4%	4%	6%
(% change) / (%zmiana)	3%	8%	-26%

Sponsoring	22,935	29,581	30,368	35,833
(% of Total Revenue) / (% przychodów razem)	4%	5%	6%	8%
(% change) / (%zmiana)	-22%	-3%	-15%

Audiotele/Telecom	17,000	19,050	16,132	16,530
(% of Total Revenue) / (% przychodów razem)	3%	3%	3%	4%
(% change) / (%zmiana)	-11%	18%	-2%

Teleshopping	5,000	3,709	3,718	1,516
(% of Total Revenue) / (% przychodów razem)	1%	1%	1%	0%
(% change) / (%zmiana)	35%	0%	145%

Other revenue / Pozostale przychody	8,710	8,386	7,793	21,399
(% of Total Revenue) / (% przychodów razem)	2%	2%	1%	5%
(% change) / (%zmiana)	4%	8%	-64%

Total revenue / Przychody RAZEM	558,645	549,548	544,728	467,719
(% of Total Revenue)	100%	100%	100%	100%
(% change)	2%	1%	16%

Direct Costs Statement (‘000 PLN) / Zestawienie kosztów bezpośrednich

TVN Consolidated	FY 03 B	FY 02 LE	FY 02 B	FY 01 A

Program licences purchased from JHH / Koszty licencji programowych (JHH)	—	80,410	85,925	78,260
(% of Total Direct Costs)/ (% Kosztów bezp. Razem)	0%	26%	28%	27%
(% change) / (%zmiana)	-100%	-6%	10%

Dubbing and voice-over	2,375	3,232	4,842	2,636
(% of Total Direct Costs)/ (% Kosztów bezp. Razem)	1%	1%	2%	1%
(% change) / (%zmiana)	-27%	-33%	84%

Amortisation of programming licences / Amortyzacja biblioteki programowej	93,779	27,583	32,890	37,244
(% of Total Direct Costs)/ (% Kosztów bezp. Razem)	32%	9%	11%	13%
(% change) / (%zmiana)	240%	-16%	-12%

Local production cost / Koszty produkcji lokalnej	120,879	116,203	99,456	83,327
(% of Total Direct Costs)/ (% Kosztów bezp. Razem)	41%	37%	32%	29%
(% change) / (%zmiana)	4%	17%	19%

Royalties (ZAiKS)	19,148	19,221	19,213	(4,803)
(% of Total Direct Costs)/ (% Kosztów bezp. Razem)	6%	6%	6%	-2%
(% change) / (%zmiana)	0%	0%	-500%

Broadcasting cost / Koszty nadawania i emisji	50,579	59,260	52,894	27,912
(% of Total Direct Costs)/ (% Kosztów bezp. Razem)	17%	19%	17%	10%
(% change) / (%zmiana)	-15%	12%	90%

Other / Inne	8,750	7,239	11,426	66,041
(% of Total Direct Costs)/ (% Kosztów bezp. Razem)	3%	2%	4%	23%
(% change) / (%zmiana)	21%	-37%	-83%

Total Direct Costs / Koszty bezpośrednie RAZEM	295,509	313,147	306,645	290,617
(% of Total Direct Costs)/ (% Kosztów bezp. Razem)	100%	100%	100%	100%
(% change) / (%zmiana)	-6%	2%	6%

SG&A Costs Statement (‘000 PLN) / Zestawienie kosztów administracji i ogólnego zarządu

TVN Consolidated	FY 03 B	FY 02 LE	FY 02 B	FY 01 A

Salaries / Wynagrodzenia (wraz z ZUS)	35,711	32,581	32,582	40,095
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	35%	43%	39%	41%
(% change) / (%zmiana)	10%	0%	-19%

Rental and maintenance of buildings / Wynajem i utrzymanie budynków	11,388	9,831	10,430	4,722
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	11%	13%	13%	5%
(% change) / (%zmiana)	16%	-6%	121%

Marketing and research / Reklama	12,007	11,085	13,589	16,045
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	12%	14%	16%	16%
(% change) / (%zmiana)	8%	-18%	-15%

Consulting services / Uslugi doradcze	3,558	3,686	6,775	5,783
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	3%	5%	8%	6%
(% change) / (%zmiana)	-3%	-46%	17%

Telecommunication charges / Telekomunikacja	3,311	3,284	3,925	4,784
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	3%	4%	5%	5%
(% change) / (%zmiana)	1%	-16%	-18%

Transportation services and automobile expenses / Transport i samochody	1,668	1,512	2,275	2,931
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	2%	2%	3%	3%
(% change) / (%zmiana)	10%	-34%	-22%

Travelling and entertainment / Podróże slużbowe i reprezentacja	2,218	2,340	2,448	2,784
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	2%	3%	3%	3%
(% change) / (%zmiana)	-5%	-4%	-12%

Training / Szkolenia	618	271	772	615
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	1%	0%	1%	1%
(% change) / (%zmiana)	128%	-65%	26%

Insurance / Ubezbieczenia	899	991	1,087	1,139
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	1%	1%	1%	1%
(% change) / (%zmiana)	-9%	-9%	-5%

Office supplies / Materialy biurowe	1,110	1,361	1,449	1,537
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	1%	2%	2%	2%
(% change) / (%zmiana)	-18%	-6%	-6%

Taxes and charges / Podatki i oplaty	3,665	4,297	3,729	4,488
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	4%	6%	4%	5%
(% change) / (%zmiana)	-15%	15%	-17%

Management provision / Rezerwa ogólnego zarządu	—	0	0	(1,200)
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	0%	0%	0%	-1%
(% change) / (%zmiana)	-100%	0%	-100%

Bad debts written off / Spisane należności	—	177	—	69
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	0%	0%	0%	0%
(% change) / (%zmiana)	-100%	0%	-100%

Doubtful debts provided for / Rezerwa na nieściągalne należności	1,000	2,977	2,576	3,534
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	1%	4%	3%	4%
(% change) / (%zmiana)	-66%	16%	-27%

Payables written off / Odpisane zobowiązania	—	—	—	(2)
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	0%	0%	0%	0%
(% change) / (%zmiana)	0%	0%	-100%

Other / Pozostale	25,912	2,087	1,365	11,233
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	25%	3%	2%	11%
(% change) / (%zmiana)	1142%	53%	-88%

Total SG&A / Koszty administracji i ogólnego zarządu RAZEM	103,066	76,480	83,003	98,558
(% of Total SG&A Costs) / (% kosztów A&OZ razem)	100%	100%	100%	100%
(% change) / (%zmiana)	35%	-8%	-16%

Balance Sheet (‘000 PLN) / Bilans

TVN Consolidated	FY 03 B	FY 02 LE	FY 02 B	FY 01 A

Property, plant and equipment/Rzeczowy majątek trwaly	80,735	59,546	54,053	69,936

Intangible assets/Wartości niematerialne i prawne	23,709	21,212	23,285	27,806

Non-current program rights/Licencje programowe	61,708	33,010	45,741	25,709

Long-term investments/Majątek finansowy	12,014	11,388	10,966	10,968

Non-current receivables/ Należności dlugoterminowe	31,844	30,908	—	—

Non-current assets/Majątek trwaly	210,009	156,065	134,046	134,419

Current program rights/Licencje programowe	67,643	72,843	18,000	20,501

Current capitalised local production cost/Kapitalizacja produkcji lokalnej	17,075	16,118	11,036	7,711

Trade receivables/Należności handlowe	89,833	70,463	83,069	76,433

Barter receivables/Należności barterowe	2,474	0	1,402	14,579

Other receivables/Należności pozostale	25,249	67,703	29,340	43,645

Cash and cash equivalents/Środki pieniężne	43,849	8,711	100,609	24,825

Current assets/Majątek obrotowy	246,123	235,838	243,457	187,694

TOTAL ASSETS/SUMA AKTYWÓW	456,132	391,902	377,502	322,113

Equity/Kapital wlasny	132,243	42,529	52,532	(24,424)

Long-term borrowings/Kredyty dlugoterminowe	147,463	208,074	49,784	73,498

Related party borrowings/Pożyczki od stron powiązanych		—	145,584	133,552

Trade payables/Zobowiązania handlowe	81,419	65,472	71,338	57,699

Barter payables/Zobowiązania barterowe	1,939	1,146	636	3,217

Related party payables/Zobowiązania wobec stron powiązanych	3,246	13,038	—	12,898

Overdrafts and short term loans/Kredyty handlowe	49,154	9,737	39,827	33,014

Provisions for liabilities and charges/Rezerwy	1,746	3,430	1,915	1,942

State payables/Zobowiązania z tytulu cel, podatków ...	4,664	4,501	—	9,195

Other short-term liabilities and accruals/Pozostale zobowiązania krótkoterminowe	34,258	43,975	15,887	21,521

Current payables/Zobowiązania krótkoterminowe i fundusze specjalne	176,426	141,299	129,602	139,487

TOTAL LIABILITIES/SUMA PASYWÓW	456,132	391,902	377,502	322,113

Cash Flow Statement  (‘000 PLN) / Sprawozdanie z przeplywu środków pieniężnych

TVN Consolidated /Sprawozdanie z przeplywu środków pieniężnych	FY 03 B	FY 02 LE	FY 02 B	FY 01 A

Operating activities / Dzialalność operacyjna
Cash (used in)/generated from operations / Środki pieniężne z dzialalności operacyjnej	87,477	74,734	125,909	69,241

Interest received / Odsetki otrzymane	—	—	421	4,457
Interest paid / Odsetki zaplacone	(7,434)	—	(28,339)	(28,600)

Tax (paid)/received / Podatek zaplacony	(1,341)	(44,670)	(29,814)	(6,859)

Net cash used in operating activities / Środki pieniężne netto z dzialaności operacyjnej	78,703	30,064	68,178	38,239

Investing activities / Dzialalność inwestycyjna
Payments to acquire property, plant and equipment / Nabycie majątku trwalego	(33,388)	(11,983)	(13,006)	(45,596)
Proceeds from disposal of property, plant and equipment/ Sprzedaż skladników majątku trwalego	—	—	—	1,059
Payments to acquire intangible assets / Nabycie wartości niematerialnych i prawnych	(41,348)	(11,943)	(7,931)	(9,367)
Payments to acquire long-term investments /	—	—	—
Payments to acquire subsidiary, net of cash acquired / Nabycie akcji i udzialów w jednostkach zależnych
Net cash inflow/outflow from investing activities / Środki pieniężne netto z dzialalności inwestycyjnej	(74,736)	(23,926)	(20,936)	(53,904)

Financing activities / Dzialalność finansowa
Proceeds received from short term loans / Zaciągnięcie krótkoterminowych kredytów bankowych	—	—	—
Proceeds received from long term loans / Zaciągnięcie dlugoterminowych kredytów bankowych	(45,208)	134,576	—
Payments made on short term loans / Splata krótkoterminowych kredytów bankowych	39,417	(23,276)	—
Payments made on long term loans / Splata dlugoterminowych kredytów bankowych	—	—	(39,827)	(25,025)
Proceeds from related party borrowings/ Zaciągnięcie dlugoterminowych pożyczek	—	—	—	59,845
Payments made on related party borrowings/ Splata dlugoterminowych pożyczek	—	(133,552)	—	(6,977)
Proceeds from share capital issue / Przychody ze zwiększenia kapitalu
Net cash inflow/outflow from financing activities / Środki pieniężne netto z dzialaności finansowej	(5,790)	(22,252)	(39,827)	27,843

Cash increase/(decrease) / Zmiana stanu środków pieniężnych netto	(1,824)	(16,114)	7,415	12,178

*  some estimated disclosures / niektóre wartości estymowane

TVN consolidated Income Statement

TVN	0301	0302	0303	0304	0305	0306	0307	0308	0309	0310	0311	0312
	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU
Income statement

Revenue	36,180,140	38,943,981	56,559,692	53,732,643	51,646,386	40,615,144	26,731,541	27,270,257	45,738,609	60,772,106	64,754,880	46,989,643
Net revenue from advertising spot sales	32,270,545	34,671,246	50,242,060	47,268,919	44,305,947	35,106,237	23,147,082	23,633,030	39,049,018	53,695,564	57,499,981	41,487,200
Barter revenue	1,513,010	1,626,152	2,356,048	2,217,139	2,078,159	1,646,626	1,084,458	1,107,228	1,832,310	2,519,260	2,697,619	1,945,162
Sponsoring	563,251	813,251	2,128,250	2,413,251	3,428,948	2,028,947	666,667	696,667	3,023,947	2,723,948	2,723,948	1,723,947
Audiotele	1,416,667	1,416,666	1,416,667	1,416,667	1,416,666	1,416,667	1,416,667	1,416,666	1,416,667	1,416,667	1,416,666	1,416,667
Teleshopping	416,667	416,666	416,667	416,667	416,666	416,667	416,667	416,666	416,667	416,667	416,666	416,667
Revenue from cable operators	—	—	—	—	—	—	—	—	—	—	—	—
Other revenue	—	—	—	—	—	—	—	—	—	—	—	—

Revenue from related parties	618,963	634,492	842,272	939,622	880,212	817,091	444,324	445,128	734,753	789,806	806,110	757,107
Revenue from ITI Group	618,963	634,492	842,272	939,622	880,212	817,091	444,324	445,128	734,753	789,806	806,110	757,107
ITI Cinema	—	—	—	—	—	—	—	—	—	—	—	—
Tenbit	—	—	—	—	—	—	—	—	—	—	—	—
Endemol Neovision	—	—	—	—	—	—	—	—	—	—	—	—
Other	618,963	634,492	842,272	939,622	880,212	817,091	444,324	445,128	734,753	789,806	806,110	757,107
Total revenue	36,799,103	39,578,473	57,401,964	54,672,265	52,526,598	41,432,235	27,175,865	27,715,385	46,473,362	61,561,912	65,560,990	47,746,750

Operating costs	21,580,067	20,450,739	29,543,068	29,232,202	28,131,507	23,029,904	18,753,045	16,036,793	27,689,243	30,191,393	27,825,697	23,045,439
Program licences purchased from JHH	—	—	—	—	—	—	—	—	—	—	—	—
Dubbing and voice-over	197,883	197,884	197,883	197,883	197,884	197,883	197,883	197,884	197,883	197,883	197,884	197,883
Amortisation of programming licences	7,190,098	6,681,772	8,605,870	9,518,716	8,079,660	7,755,412	7,720,321	6,917,130	6,666,436	9,246,940	7,627,028	7,770,094
Local production cost	8,470,891	8,218,738	13,325,760	12,977,174	13,088,437	8,535,551	4,407,692	4,291,006	13,177,493	13,293,107	12,685,521	8,407,634
Salaries	—	—	—	—	—	—	—	—	—	—	—	—
Wages and salaries	—	—	—	—	—	—	—	—	—	—	—	—
Social security costs	—	—	—	—	—	—	—	—	—	—	—	—
External production costs	4,402,050	4,199,000	11,970,350	11,621,500	11,719,500	7,125,350	625,000	625,000	11,775,500	11,915,850	11,315,000	7,049,850
Prizes	—	—	—	—	—	—	—	—	—	—	—	—
News services	1,327,642	1,315,673	1,315,410	1,315,674	1,328,937	1,316,201	1,250,159	1,278,473	1,361,993	1,337,257	1,330,521	1,317,784
Amortisation of capitalised production cost	2,701,199	2,664,065	—	—	—	54,000	2,492,533	2,347,533	—	—	—	—
Other program costs	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000
Royalties (ZAiKS)	1,434,381	1,190,749	1,963,979	1,866,992	1,794,428	1,416,568	939,781	958,249	1,592,309	2,109,109	2,245,900	1,635,309
Broadcasting cost	4,187,418	4,075,104	4,075,574	4,254,969	4,127,936	4,085,857	5,128,981	3,422,757	4,232,005	4,545,371	4,238,808	4,203,963
Terrestial transmitters charges	808,344	681,444	681,444	877,625	703,205	703,205	956,466	709,418	709,416	1,001,624	747,372	747,373
Satellite charges	3,214,232	3,218,819	3,219,288	3,202,502	3,181,890	3,207,810	3,997,673	2,538,498	3,359,747	3,380,905	3,328,595	3,281,748
Other broadcasting cost	164,842	174,841	174,842	174,842	242,841	174,842	174,842	174,841	162,842	162,842	162,841	174,842
Costs of special sales	99,396	86,492	1,374,002	416,468	843,162	1,038,633	358,387	249,767	1,823,117	798,983	830,556	830,556
Operating income	15,219,036	19,127,734	27,858,896	25,440,063	24,395,091	18,402,331	8,422,820	11,678,592	18,784,119	31,370,519	37,735,293	24,701,311

Selling, general and administration expenses	9,359,442	7,810,049	12,929,925	8,401,544	7,934,552	7,638,457	7,679,971	7,596,184	9,668,723	8,305,820	7,547,429	8,194,246
Salaries	3,073,750	3,013,523	3,013,784	3,007,095	2,952,349	2,933,572	2,915,717	2,915,566	2,893,789	2,897,185	2,863,762	3,231,330
Wages and salaries	2,617,720	2,590,234	2,611,556	2,627,051	2,599,301	2,594,756	2,584,710	2,604,194	2,601,260	2,616,516	2,600,343	2,924,919
Social security costs	456,030	423,289	402,228	380,044	353,048	338,816	331,007	311,372	292,529	280,669	263,419	306,411
Rental and maintenance of buildings	950,298	937,965	937,491	(1,467,714)	324,350	327,600	338,430	5,216,185	985,217	950,892	941,287	945,511
Marketing and research	1,455,078	636,092	1,613,806	3,415,910	1,475,720	1,134,607	1,262,817	(3,680,743)	2,021,453	1,158,838	682,953	830,683
Consulting services	311,311	302,847	297,261	352,546	272,968	307,840	267,773	297,969	276,717	294,090	247,774	329,264
Telecommunication charges	278,800	283,800	284,000	273,800	273,800	273,800	273,800	273,800	273,800	274,000	273,800	273,800
Transportation services and automobile expenses	297,745	135,043	129,301	135,009	110,263	122,397	124,858	112,723	124,697	147,072	103,633	124,833
Costs relating to disputes with the supplier of TV equipment	—	—	—	—	—	—	—	—	—	—	—	—
Travelling and entertainment	185,007	166,960	158,043	242,103	220,528	188,649	157,732	154,711	204,078	224,949	161,827	153,859
Training	93,267	40,598	61,012	67,271	34,002	30,594	47,139	41,002	75,153	55,944	44,088	28,230
Insurance	74,076	74,077	74,077	75,234	75,235	75,234	75,234	75,235	75,235	75,234	75,235	75,234
Office supplies	107,539	81,001	154,777	77,339	75,055	80,750	122,796	80,005	97,654	75,901	76,146	81,227
Taxes and charges	292,189	261,294	284,601	345,025	251,199	274,181	237,266	241,799	752,499	272,531	221,115	230,901
Provision for VAT	—	—	—	—	—	—	—	—	—	—	—	—
Management provision	—	—	—	—	—	—	—	—	—	—	—	—
Bad debts written off	—	—	—	—	—	—	—	—	—	—	—	—
Doubtful debts provided for	83,333	83,334	83,333	83,333	83,334	83,333	83,333	83,334	83,333	83,333	83,334	83,333
Payables written off	—	—	—	—	—	—	—	—	—	—	—	—
Other	2,157,049	1,793,515	5,838,439	1,794,593	1,785,749	1,805,900	1,773,076	1,784,598	1,805,098	1,795,851	1,772,475	1,806,041

Other operating (income) / expense, net	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Property, plant and equipment payables written off	—	—	—	—	—	—	—	—	—	—	—	—
Other, net	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000

Operating income / loss prior to depreciation (EBITDA)	5,854,594	11,312,685	14,923,971	17,033,519	16,455,539	10,758,874	737,849	4,077,408	9,110,396	23,059,699	30,182,864	16,502,065

Depreciation	2,194,906	1,981,437	2,032,119	2,109,177	2,079,586	2,127,080	2,154,519	2,470,320	4,047,158	2,506,814	2,550,791	2,589,756
Property, plant and equipment	1,501,538	1,250,478	1,303,511	1,254,597	1,212,529	1,249,900	1,281,960	1,597,123	3,126,854	1,591,897	1,640,072	1,679,202
Intangible assets	693,368	730,959	728,608	854,580	867,057	877,180	872,559	873,197	920,304	914,917	910,719	910,554

Operating profit / loss	3,659,688	9,331,248	12,891,852	14,924,342	14,375,953	8,631,794	(1,416,670)	1,607,088	5,063,238	20,552,885	27,632,073	13,912,309

Finance costs, net	3,180,027	1,826,675	768,022	469,345	(99,794)	1,524,942	1,785,320	2,210,848	3,300,072	958,654	(1,385,674)	(1,250,255)
Interest income	(154,441)	(108,964)	(132,604)	(130,369)	(128,753)	(139,130)	(145,467)	(151,108)	(165,073)	(151,357)	(120,028)	(118,903)
Bank charges	—	—	—	—	—	—	—	—	—	—	—	—
Interest expense on bank loans	582,498	595,494	589,261	576,469	566,570	611,276	637,341	660,076	720,257	655,221	511,345	504,012
Interest expense on related party borrowings	44,483	45,474	45,594	44,610	44,043	—	—	—	—	—	—	—
Penalty interest for late payments to trade and tax creditors	—	—	—	—	—	—	—	800	(800)	—	—	—
Other interest and charges	500	500	500	500	500	500	500	500	500	500	500	500
Foreign exchange losses	3,191,168	1,635,521	545,537	(407,859)	(760,947)	1,289,800	1,649,979	2,087,639	3,562,411	701,246	(2,425,649)	(1,740,538)
Foreign exchange gains	(484,181)	(341,350)	(280,266)	385,994	178,793	(237,504)	(357,033)	(387,059)	(817,223)	(246,956)	648,158	104,674

Profit / loss before tax	479,661	7,504,573	12,123,830	14,454,997	14,475,747	7,106,852	(3,201,990)	(603,760)	1,763,166	19,594,231	29,017,747	15,162,564

Tax	129,509	2,026,234	3,273,434	3,902,849	3,908,452	1,918,850	(864,537)	(163,015)	476,055	5,290,442	7,834,791	4,093,893
Corporate income tax	129,509	2,026,234	3,273,434	3,902,849	3,908,452	1,918,850	(864,537)	(163,015)	476,055	5,290,442	7,834,791	4,093,893
Deferred tax	—	—	—	—	—	—	—	—	—	—	—	—

Profit / loss after tax before minority interest	350,152	5,478,339	8,850,396	10,552,148	10,567,295	5,188,002	(2,337,453)	(440,745)	1,287,111	14,303,789	21,182,956	11,068,671

Minority interest	—	—	—	—	—	—	—	—	—	—	—	—

Net profit / loss attributable to shareholders	350,152	5,478,339	8,850,396	10,552,148	10,567,295	5,188,002	(2,337,453)	(440,745)	1,287,111	14,303,789	21,182,956	11,068,671

Number of shares
Basic EPS

TVN consolidated Income Statement

TVN	0301	0302	0303	0304	0305	0306	0307	0308	0309	0310	0311	0312
	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU
Income statement
Revenue	36,180,140	75,124,121	131,683,813	185,416,456	237,062,842	277,677,986	304,409,527	331,679,784	377,418,393	438,190,499	502,945,379	549,935,022
Net revenue from advertising spot sales	32,270,545	66,941,791	117,183,851	164,452,770	208,758,717	243,864,954	267,012,036	290,645,066	329,694,084	383,389,648	440,889,629	482,376,829
Barter revenue	1,513,010	3,139,162	5,495,210	7,712,349	9,790,508	11,437,134	12,521,592	13,628,820	15,461,130	17,980,390	20,678,009	22,623,171
Sponsoring	563,251	1,376,502	3,504,752	5,918,003	9,346,951	11,375,898	12,042,565	12,739,232	15,763,179	18,487,127	21,211,075	22,935,022
Audiotele	1,416,667	2,833,333	4,250,000	5,666,667	7,083,333	8,500,000	9,916,667	11,333,333	12,750,000	14,166,667	15,583,333	17,000,000
Teleshopping	416,667	833,333	1,250,000	1,666,667	2,083,333	2,500,000	2,916,667	3,333,333	3,750,000	4,166,667	4,583,333	5,000,000
Revenue from cable operators	—	—	—	—	—	—	—	—	—	—	—	—
Other revenue	—	—	—	—	—	—	—	—	—	—	—	—

Revenue from related parties	618,963	1,253,455	2,095,727	3,035,349	3,915,561	4,732,652	5,176,976	5,622,104	6,356,857	7,146,663	7,952,773	8,709,880
Revenue from ITI Group	618,963	1,253,455	2,095,727	3,035,349	3,915,561	4,732,652	5,176,976	5,622,104	6,356,857	7,146,663	7,952,773	8,709,880
ITI Cinema
Tenbit
Endemol Neovision
Other	618,963	1,253,455	2,095,727	3,035,349	3,915,561	4,732,652	5,176,976	5,622,104	6,356,857	7,146,663	7,952,773	8,709,880
Total revenue	36,799,103	76,377,576	133,779,540	188,451,805	240,978,403	282,410,638	309,586,503	337,301,888	383,775,250	445,337,162	510,898,152	558,644,902

Operating costs	21,580,067	42,030,806	71,573,874	100,806,076	128,937,583	151,967,487	170,720,532	186,757,325	214,446,568	244,637,961	272,463,658	295,509,097
Program licences purchased from JHH	—	—	—	—	—	—	—	—	—	—	—	—
Dubbing and voice-over	197,883	395,767	593,650	791,533	989,417	1,187,300	1,385,183	1,583,067	1,780,950	1,978,833	2,176,717	2,374,600
Amortisation of programming licences	7,190,098	13,871,870	22,477,740	31,996,456	40,076,116	47,831,528	55,551,849	62,468,979	69,135,415	78,382,355	86,009,383	93,779,477
Local production cost	8,470,891	16,689,629	30,015,389	42,992,563	56,081,000	64,616,551	69,024,243	73,315,249	86,492,742	99,785,849	112,471,370	120,879,004
Salaries	—	—	—	—	—	—	—	—	—	—	—	—
Wages and salaries	—	—	—	—	—	—	—	—	—	—	—	—
Social security costs	—	—	—	—	—	—	—	—	—	—	—	—
External production costs	4,402,050	8,601,050	20,571,400	32,192,900	43,912,400	51,037,750	51,662,750	52,287,750	64,063,250	75,979,100	87,294,100	94,343,950
Prizes	—	—	—	—	—	—	—	—	—	—	—	—
News services	1,327,642	2,643,315	3,958,725	5,274,399	6,603,336	7,919,537	9,169,696	10,448,169	11,810,162	13,147,419	14,477,940	15,795,724
Amortisation of capitalised production cost	2,701,199	5,365,264	5,365,264	5,365,264	5,365,264	5,419,264	7,911,797	10,259,330	10,259,330	10,259,330	10,259,330	10,259,330
Other program costs	40,000	80,000	120,000	160,000	200,000	240,000	280,000	320,000	360,000	400,000	440,000	480,000
Royalties (ZAiKS)	1,434,381	2,625,130	4,589,109	6,456,101	8,250,529	9,667,097	10,606,878	11,565,127	13,157,436	15,266,545	17,512,445	19,147,754
Broadcasting cost	4,187,418	8,262,522	12,338,096	16,593,065	20,721,001	24,806,858	29,935,839	33,358,596	37,590,601	42,135,972	46,374,780	50,578,743
Terrestial transmitters charges	808,344	1,489,788	2,171,232	3,048,857	3,752,062	4,455,267	5,411,733	6,121,151	6,830,567	7,832,191	8,579,563	9,326,936
Satellite charges	3,214,232	6,433,051	9,652,339	12,854,841	16,036,731	19,244,541	23,242,214	25,780,712	29,140,459	32,521,364	35,849,959	39,131,707
Other broadcasting cost	164,842	339,683	514,525	689,367	932,208	1,107,050	1,281,892	1,456,733	1,619,575	1,782,417	1,945,258	2,120,100
Costs of special sales	99,396	185,888	1,559,890	1,976,358	2,819,520	3,858,153	4,216,540	4,466,307	6,289,424	7,088,407	7,918,963	8,749,519
Operating income	15,219,036	34,346,770	62,205,666	87,645,729	112,040,820	130,443,151	138,865,971	150,544,563	169,328,682	200,699,201	238,434,494	263,135,805

Selling, general and administration expenses	9,359,442	17,169,491	30,099,416	38,500,960	46,435,512	54,073,969	61,753,940	69,350,124	79,018,847	87,324,667	94,872,096	103,066,342
Salaries	3,073,750	6,087,273	9,101,057	12,108,152	15,060,501	17,994,073	20,909,790	23,825,356	26,719,145	29,616,330	32,480,092	35,711,422
Wages and salaries	2,617,720	5,207,954	7,819,510	10,446,561	13,045,862	15,640,618	18,225,328	20,829,522	23,430,782	26,047,298	28,647,641	31,572,560
Social security costs	456,030	879,319	1,281,547	1,661,591	2,014,639	2,353,455	2,684,462	2,995,834	3,288,363	3,569,032	3,832,451	4,138,862
Rental and maintenance of buildings	950,298	1,888,263	2,825,754	1,358,040	1,682,390	2,009,990	2,348,420	7,564,605	8,549,822	9,500,714	10,442,001	11,387,512
Marketing and research	1,455,078	2,091,170	3,704,976	7,120,886	8,596,606	9,731,213	10,994,030	7,313,287	9,334,740	10,493,578	11,176,531	12,007,214
Consulting services	311,311	614,158	911,419	1,263,965	1,536,933	1,844,773	2,112,546	2,410,515	2,687,232	2,981,322	3,229,096	3,558,360
Telecommunication charges	278,800	562,600	846,600	1,120,400	1,394,200	1,668,000	1,941,800	2,215,600	2,489,400	2,763,400	3,037,200	3,311,000
Transportation services and automobile expenses	297,745	432,788	562,089	697,098	807,361	929,758	1,054,616	1,167,339	1,292,036	1,439,108	1,542,741	1,667,574
Costs relating to disputes with the supplier of TV equipment
Travelling and entertainment	185,007	351,967	510,010	752,113	972,641	1,161,290	1,319,022	1,473,733	1,677,811	1,902,760	2,064,587	2,218,446
Training	93,267	133,865	194,877	262,148	296,150	326,744	373,883	414,885	490,038	545,982	590,070	618,300
Insurance	74,076	148,153	222,230	297,464	372,699	447,933	523,167	598,402	673,637	748,871	824,106	899,340
Office supplies	107,539	188,540	343,317	420,656	495,711	576,461	699,257	779,262	876,916	952,817	1,028,963	1,110,190
Taxes and charges	292,189	553,483	838,084	1,183,109	1,434,308	1,708,489	1,945,755	2,187,554	2,940,053	3,212,584	3,433,699	3,664,600
Provision for VAT
Management provision	—	—	—	—	—	—	—	—	—	—	—	—
Bad debts written off	—	—	—	—	—	—	—	—	—	—	—	—
Doubtful debts provided for	83,333	166,667	250,000	333,333	416,667	500,000	583,333	666,667	750,000	833,333	916,667	1,000,000
Payables written off	—	—	—	—	—	—	—	—	—	—	—	—
Other	2,157,049	3,950,564	9,789,003	11,583,596	13,369,345	15,175,245	16,948,321	18,732,919	20,538,017	22,333,868	24,106,343	25,912,384

Other operating (income) / expense, net	5,000	10,000	15,000	20,000	25,000	30,000	35,000	40,000	45,000	50,000	55,000	60,000
Property, plant and equipment payables written off	—	—	—	—	—	—	—	—	—	—	—	—
Other, net	5,000	10,000	15,000	20,000	25,000	30,000	35,000	40,000	45,000	50,000	55,000	60,000

Operating income / loss prior to depreciation (EBITDA)	5,854,594	17,167,279	32,091,250	49,124,769	65,580,308	76,339,182	77,077,031	81,154,439	90,264,835	113,324,534	143,507,398	160,009,463

Depreciation	2,194,906	4,176,343	6,208,462	8,317,639	10,397,225	12,524,305	14,678,824	17,149,144	21,196,302	23,703,116	26,253,907	28,843,663
Property, plant and equipment	1,501,538	2,752,016	4,055,527	5,310,124	6,522,653	7,772,553	9,054,513	10,651,636	13,778,490	15,370,387	17,010,459	18,689,661
Intangible assets	693,368	1,424,327	2,152,935	3,007,515	3,874,572	4,751,752	5,624,311	6,497,508	7,417,812	8,332,729	9,243,448	10,154,002

Operating profit / loss	3,659,688	12,990,936	25,882,788	40,807,130	55,183,083	63,814,877	62,398,207	64,005,295	69,068,533	89,621,418	117,253,491	131,165,800

Finance costs, net	3,180,027	5,006,702	5,774,724	6,244,069	6,144,275	7,669,217	9,454,537	11,665,385	14,965,457	15,924,111	14,538,437	13,288,182
Interest income	(154,441)	(263,405)	(396,009)	(526,378)	(655,131)	(794,261)	(939,728)	(1,090,836)	(1,255,909)	(1,407,266)	(1,527,294)	(1,646,197)
Bank charges	—	—	—	—	—	—	—	—	—	—	—	—
Interest expense on bank loans	582,498	1,177,992	1,767,253	2,343,722	2,910,292	3,521,568	4,158,909	4,818,985	5,539,242	6,194,463	6,705,808	7,209,820
Interest expense on related party borrowings	44,483	89,957	135,551	180,161	224,204	224,204	224,204	224,204	224,204	224,204	224,204	224,204
Penalty interest for late payments to trade and tax creditors	—	—	—	—	—	—	—	800	—	—	—	—
Other interest and charges	500	1,000	1,500	2,000	2,500	3,000	3,500	4,000	4,500	5,000	5,500	6,000
Foreign exchange losses	3,191,168	4,826,689	5,372,226	4,964,367	4,203,420	5,493,220	7,143,199	9,230,838	12,793,249	13,494,495	11,068,846	9,328,308
Foreign exchange gains	(484,181)	(825,531)	(1,105,797)	(719,803)	(541,010)	(778,514)	(1,135,547)	(1,522,606)	(2,339,829)	(2,586,785)	(1,938,627)	(1,833,953)

Profit / loss before tax	479,661	7,984,234	20,108,064	34,563,061	49,038,808	56,145,660	52,943,670	52,339,910	54,103,076	73,697,307	102,715,054	117,877,618

Tax	129,509	2,155,743	5,429,177	9,332,026	13,240,478	15,159,328	14,294,791	14,131,776	14,607,831	19,898,273	27,733,064	31,826,957
Corporate income tax	129,509	2,155,743	5,429,177	9,332,026	13,240,478	15,159,328	14,294,791	14,131,776	14,607,831	19,898,273	27,733,064	31,826,957
Deferred tax	—	—	—	—	—	—	—	—	—	—	—	—

Profit / loss after tax before minority interest	350,152	5,828,491	14,678,887	25,231,035	35,798,330	40,986,332	38,648,879	38,208,134	39,495,245	53,799,034	74,981,990	86,050,661

Minority interest

Net profit / loss attributable to shareholders	350,152	5,828,491	14,678,887	25,231,035	35,798,330	40,986,332	38,648,879	38,208,134	39,495,245	53,799,034	74,981,990	86,050,661

Number of shares	658,000	658,000	658,000	658,000	658,000	658,000	658,000	658,000	658,000	658,000	658,000	658,000
Basic EPS

TVN consolidated Balance Sheet

Balance sheet

	YEAR TO DATE
	0301	0302	0303	0304	0305	0306	0307	0308	0309	0310	0311	0312
	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU	BU
ASSETS

Non-current assets	155,655,130	158,985,370	163,279,845	170,517,023	171,650,701	173,598,243	179,966,485	188,091,827	193,474,639	198,184,973	204,318,961	210,009,461
Property, plant and equipment	71,190,082	73,113,220	76,043,693	77,495,389	77,356,910	78,595,020	79,902,639	82,026,256	80,017,400	79,151,219	80,682,172	80,735,225
Land and buildings	12,152,951	12,152,951	12,152,951	12,152,951	12,152,951	12,152,951	12,152,951	12,152,951	12,152,951	12,152,951	12,152,951	12,152,951
Leasehold improvements	15,648,128	15,414,688	15,272,747	15,080,138	15,137,289	14,924,457	14,860,006	14,914,116	14,666,796	14,419,477	14,172,157	13,891,504
TV and broadcasting equipment	36,684,364	39,011,145	42,037,722	43,437,603	43,391,275	44,920,629	46,469,111	48,792,944	47,218,718	46,785,133	48,748,684	49,267,456
Vehicles	4,280,044	4,153,680	4,216,116	4,512,852	4,403,846	4,365,731	4,229,616	4,093,501	3,957,385	3,821,270	3,685,155	3,549,040
Furniture and fixtures	2,424,595	2,380,756	2,364,157	2,311,845	2,271,549	2,231,252	2,190,955	2,072,744	2,021,550	1,972,388	1,923,225	1,874,274

Intangible assets	21,466,238	21,967,499	21,405,823	26,751,371	26,733,731	26,427,945	25,695,387	24,926,190	26,104,312	25,466,095	24,555,376	23,708,823
Goodwill	12,852,000	12,330,873	11,809,745	11,288,617	10,767,490	10,246,362	9,725,234	9,204,107	8,682,979	8,161,851	7,640,724	7,119,596
Programming formats	—	—	—	—	—	—	—	—	—	—	—	—
Broadcasting license	2,159,797	2,102,367	2,044,938	1,987,508	1,930,078	1,872,648	1,815,219	1,757,789	1,700,359	1,642,929	1,585,500	1,528,070
Software and other	6,454,441	7,534,259	7,551,140	13,475,246	14,036,163	14,308,935	14,154,934	13,964,294	15,720,974	15,661,315	15,329,152	15,061,157

Non-current program rights	21,540,519	21,992,519	23,800,519	24,252,519	25,608,519	26,245,079	31,537,354	37,749,970	43,149,946	49,018,262	54,902,918	61,707,915

Non-current capitalised local production cost	—	—	—	—	—	—	—	—	—	—	—	—

Long-term investments	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774
Polskie Media S.A.	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774	12,013,774

Non-current receivables	29,444,517	29,898,358	30,016,036	30,003,970	29,937,767	30,316,425	30,817,331	31,375,637	32,189,207	32,535,623	32,164,721	31,843,724
Other non-current receivables	29,444,517	29,898,358	30,016,036	30,003,970	29,937,767	30,316,425	30,817,331	31,375,637	32,189,207	32,535,623	32,164,721	31,843,724

Current assets	243,756,959	237,804,106	242,166,842	235,704,427	223,505,531	202,053,440	199,750,226	204,174,974	241,420,469	242,787,626	269,700,369	246,122,771
Current program rights	107,994,934	103,127,929	94,522,058	85,082,182	78,076,417	70,620,780	63,158,314	57,882,723	90,704,073	81,457,132	74,928,299	67,643,286
Current capitalised local production cost	11,667,383	9,196,318	10,930,968	12,446,268	13,918,568	15,599,218	13,106,685	10,759,152	12,303,452	13,828,402	15,481,402	17,075,352
Trade receivables	60,992,889	68,301,801	88,345,037	94,621,813	89,456,515	76,368,258	53,283,799	45,852,227	68,622,279	95,564,384	109,560,886	89,832,857
Barter receivables (programming)	7,101,940	3,550,970	—	—	—	—	—	—	—	—	—	—
Barter receivables (non-programming)	2,458,857	2,508,857	2,558,857	2,608,857	2,658,857	2,708,857	2,758,857	2,808,857	2,858,857	2,908,857	2,958,857	2,473,928
Other receivables	16,235,868	16,232,574	16,228,134	16,223,157	16,220,035	17,306,145	16,201,385	20,479,822	21,354,914	17,419,323	16,185,945	16,311,044
Advances for programming paid to JHH	—	—	—	—	—	—	—	—	—	—	—	—
VAT recoverable	9,320,611	9,320,611	9,320,611	9,320,611	9,320,611	9,320,611	9,320,611	9,320,611	9,320,611	9,320,611	9,320,611	9,320,611
Prepayments	3,668,271	3,668,271	3,668,271	3,668,271	3,668,271	3,668,271	3,668,271	3,668,271	3,668,271	3,668,271	3,668,271	3,668,271
Deferred tax asset	635,624	635,624	635,624	635,624	635,624	635,624	635,624	635,624	635,624	635,624	635,624	635,624
CIT receivable	—	—	—	—	—	1,100,147	—	4,282,609	5,163,335	1,229,497	—	140,013
Sundry receivables and other current assets	2,611,362	2,608,068	2,603,628	2,598,651	2,595,529	2,581,492	2,576,879	2,572,707	2,567,073	2,565,320	2,561,439	2,546,525
Related party receivables	9,334,248	9,044,270	9,092,135	9,033,116	8,905,215	8,964,560	8,674,659	8,755,055	9,127,082	9,277,664	9,171,356	8,937,612
ITI Group	9,334,248	9,044,270	9,092,135	9,033,116	8,905,215	8,964,560	8,674,659	8,755,055	9,127,082	9,277,664	9,171,356	8,937,612
Federacja	—	—	—	—	—	—	—	—	—	—	—	—

Cash and cash equivalents	27,970,840	25,841,387	20,489,653	15,689,034	14,269,924	10,485,622	42,566,527	57,637,138	36,449,812	22,331,864	41,413,624	43,848,692
Cash at bank and in hand	(712,641)	(2,862,198)	(7,919,815)	(12,270,696)	(13,269,107)	(17,432,410)	14,366,291	29,198,630	7,392,542	(6,850,499)	12,695,147	15,635,798
Short term bank deposits	28,683,481	28,703,585	28,409,468	27,959,730	27,539,031	27,918,032	28,200,236	28,438,508	29,057,270	29,182,363	28,718,477	28,212,894

TOTAL ASSETS	399,412,089	396,789,476	405,446,687	406,221,450	395,156,232	375,651,683	379,716,711	392,266,801	434,895,108	440,972,599	474,019,330	456,132,232

EQUITY AND LIABILITIES

Equity	46,542,668	52,021,007	60,871,403	71,423,551	81,990,846	87,178,848	84,841,395	84,400,650	85,687,761	99,991,550	121,174,506	132,243,177
Share capital	65,716,700	65,716,700	65,716,700	65,716,700	65,716,700	65,716,700	65,716,700	65,716,700	65,716,700	65,716,700	65,716,700	65,716,700
Accumulated profit / loss	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)	(19,524,104)
Cumulative translation adjustment	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)
Profit / loss for current period	350,152	5,828,491	14,678,887	25,231,035	35,798,330	40,986,332	38,648,879	38,208,134	39,495,245	53,799,034	74,981,990	86,050,661

Minority interest	—	—	—	—	—	—	—	—	—	—	—	—

Long-term borrowings	158,852,000	160,624,000	160,648,000	159,788,000	158,732,000	160,060,000	162,024,000	164,272,000	167,844,000	168,928,000	166,248,000	147,463,200

Related party borrowings	10,212,183	10,371,278	10,418,208	10,407,771	10,384,223	—	—	—	—	—	—	—
ITI Group	10,212,183	10,371,278	10,418,208	10,407,771	10,384,223	—	—	—	—	—	—	—

Current payables	183,805,158	173,773,111	173,508,996	164,602,048	144,049,083	128,412,755	132,851,236	143,594,071	181,363,267	172,052,969	186,596,744	176,425,775
Trade payables	79,906,965	70,324,625	67,244,023	60,002,209	62,643,694	47,591,780	51,009,505	65,820,831	95,110,563	81,704,939	88,855,356	81,419,099
Barter payables	1,938,703	1,938,703	1,938,703	1,938,703	1,938,703	1,938,703	1,938,703	1,938,703	1,938,703	1,938,703	1,938,703	1,938,703
JHH programming payables	24,496,000	24,496,000	24,496,000	24,496,000	—	—	—	—	—	—	—	—
Related party payables	971,172	971,173	3,473,871	4,317,977	3,470,438	2,810,341	11,200	11,200	3,240,079	3,240,078	3,240,078	3,245,638
ITI Group	971,172	971,173	3,473,871	4,317,977	3,470,438	2,810,341	11,200	11,200	3,240,079	3,240,078	3,240,078	3,245,638
Federacja
Overdrafts and short term loans	40,295,498	41,333,992	41,929,253	42,290,722	42,593,292	43,536,568	44,664,909	45,886,985	47,500,242	48,426,463	48,267,808	49,154,400
Interest on bank borrowings + current portion	582,498	1,177,992	1,767,253	2,343,722	2,910,292	3,521,568	4,158,909	4,818,985	5,539,242	6,194,463	6,705,808	8,192,400
Short term bank borrowings	39,713,000	40,156,000	40,162,000	39,947,000	39,683,000	40,015,000	40,506,000	41,068,000	41,961,000	42,232,000	41,562,000	40,962,000
Other	—	—	—	—	—	—	—	—	—	—	—	—
Provisions for liabilities and charges	1,745,646	1,745,646	1,745,646	1,745,646	1,745,646	1,745,646	1,745,646	1,745,646	1,745,646	1,745,646	1,745,646	1,745,646
Royalty payments	1,595,646	1,595,646	1,595,646	1,595,646	1,595,646	1,595,646	1,595,646	1,595,646	1,595,646	1,595,646	1,595,646	1,595,646
Equipment suppliers	—	—	—	—	—	—	—	—	—	—	—	—
VAT provision	—	—	—	—	—	—	—	—	—	—	—	—
Other provisions	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000
State payables	1,815,812	4,091,244	4,806,783	5,586,747	6,713,475	5,714,547	8,639,005	2,662,194	3,094,530	3,155,576	8,445,629	4,663,852
CIT payable	600,934	2,497,658	3,273,434	3,902,849	4,660,784	3,579,479	6,802,601	1,272,266	1,356,780	1,356,605	6,605,295	2,875,010
VAT and other taxes payable	1,214,878	1,593,586	1,533,349	1,683,898	2,052,691	2,135,068	1,836,404	1,389,928	1,737,750	1,798,971	1,840,334	1,788,842
Other short-term liabilities and accruals	32,635,362	28,871,728	27,874,717	24,224,044	24,943,835	25,075,170	24,842,268	25,528,512	28,733,504	31,841,564	34,103,524	34,258,437
Salaries and employee benefits	6,811,416	6,811,416	6,811,416	6,811,416	6,811,416	6,811,416	6,811,416	6,811,416	6,811,416	6,811,416	6,811,416	6,811,416
Deferred income from sales of airtime	3,466,713	3,731,783	5,420,364	5,151,550	4,956,823	3,896,852	2,564,708	2,616,303	4,390,630	5,825,285	6,205,726	4,504,448
Deferred tax liability	3,094	3,094	3,094	3,094	3,094	3,094	3,094	3,094	3,094	3,094	3,094	3,094
Accrued costs	20,594,340	16,784,435	13,503,000	10,136,755	11,707,921	12,948,151	13,771,872	14,611,755	16,005,688	17,850,626	19,815,047	21,614,220
Accrued JHH programming fee	—	—	—	—	—	—	—	—	—	—	—	—
Other liabilities	1,759,799	1,541,000	2,136,843	2,121,229	1,464,581	1,415,657	1,691,178	1,485,944	1,522,676	1,351,143	1,268,241	1,325,259

TOTAL EQUITY AND LIABILITIES	399,412,009	396,789,396	405,446,607	406,221,370	395,156,152	375,651,603	379,716,631	392,266,721	434,895,028	440,972,519	474,019,250	456,132,152

BS total check	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR	ERROR
IS check	O.K.	O.K.	O.K.	O.K.	O.K.	O.K.	O.K.	O.K.	O.K.	O.K.	O.K.	O.K.

	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)	(80)

NOTES

APPENDIX C TVN CAPEX 2003

Department	Description	PLN

Administration	Other	93,700

Administration Total		93,700

IT	Creation of data warehouse and reporting tool/WON	2,098,425

	Development of operating management system for current activities	1,000,000
	Other* (Notebooks, printers and other computer equipment; Microsoft and other software licences; telecomunication interface software and other)	5,538,448

IT Total		8,636,873

Marketing	Other	39,000

Marketing Total		39,000

Production	Expenditures for new studio in Sękocin	—

	Purchase of land in Sękocin for new studio purposes	—

Production Total		—

Sales	Other	128,500

Sales Total		128,500

Technical	Current replacement for production requirements	2,500,000

	Implementing of virtual studio	1,268,340

	Puchases of digital videos	1,000,000

	Replacement and enchancement of emission systems	1,666,360

	Replacement of current analog archive with digital one	1,500,000
	Replacement of technology for Studio 2 (due to movement of TVN24 to MBC)	3,000,000

	Other* (New transponders, replacement of amplifiers, cameras, other)	9,646,311

Technical Total		20,581,011

Transport	Other	495,000

Transport Total		495,000

Grand TOTAL		29,974,085

*-no single expenditure above 250 kUSD

Co-productions	2,500,000

Sitcom/drama to be produced 2003 but broadcast 2004 **	3,400,000

Movie/series acquisition 2003 but broadcast starting 2004	6,500,000
Grand TOTAL	12,400,000

** all other productions included in production costs

TVN budget meeting 27 November 2002 in Zurich

Note

Programming capex not separately disclosed
Co-productions	2,500
Sitcom	3,400
Movie rights	6,500
Total included to balance sheet/cashflow	12,400

Exhibit 12 to the

Share Purchase Agreement

TVN

HIGH YIELD BOND

SUMMARY OF TERMS

1.              Issuer: A special purpose entity (which will be a finance subsidiary of TVN) created for the express purpose of the financing.  The high yield bonds issued by the special purpose entity, including in particular the obligation of the special purpose entity to pay principal, premium, if any, and interest on the high yield bonds, will be guaranteed by TVN and its so called “restricted subsidiaries”.

2.              Type of Instrument: High yield bonds issued on a senior subordinated unsecured basis where the noteholders will be (i) subordinate in right of payment in an amount of up to USD 75,000,000 under credit facilities granted now or in the future to TVN and (ii) pari passu in right of payment with other senior third party obligations of TVN that may be issued in the future.

3.              Term:  Ten years with a “bullet” maturity of principal of the high yield bonds.

4.              Interest: Fixed rate payable in arrears on semi-annual interest payment dates..

5.              Redemption/Put Provisions:

a.               Optional Redemption: Five year call protection, with right of redemption at a declining premium in the following years.

b.               Equity Claw-Back Redemption:  In the event that TVN conducts a successful public offering of its equity securities, TVN will be permitted to redeem a stipulated principal amount of the high yield bonds.

c.               Optional Redemption in the Event of Tax Law Changes

d.               Change of Control:  Upon the occurrence of a “change of control” of TVN, owners of the high yield bonds will have the right to put their bonds to the issuer/TVN for purchase.

6.              Security: The high yield bonds will be unsecured as will other indebtedness that may be issued in the future (subject to customary limited exceptions as provided in the bond indenture).  As noted in point 2 above, TVN and the “restricted subsidiaries” will guarantee the debt service and other payment obligations for the high yield bonds.  Senior bank credit facilities described in clause (i) of point 2 above may be secured by a mortgage, pledge, security interest, encumbrance, lien or charge of any kind on all or any of TVN’s and the “restricted subsidiaries’” real, personal and intangible property.

7.              Additional Indebtedness: The bond indenture will allow the issuer to incur additional indebtedness (including but not limited to additional high yield bonds) provided that the leverage ratio for TVN (and its “restricted subsidiaries”) is less than 5.00 to 1.00.

8.              Bond Indenture and Covenants: The bond indenture will contain a set of covenants and other provisions standard for a financing of that nature which require TVN (including for this purpose the “restricted subsidiaries” of TVN) to meet certain tests if TVN or a “restricted subsidiary” of TVN wishes to issue or guaranty additional new indebtedness (leverage ratio incurrence test based on ratio of indebtedness of TVN and the “restricted subsidiaries” to rolling four quarters EBITDA of TVN and its “restricted subsidiaries” – see point 8 above), dispose of existing assets (including stock of “restricted subsidiaries”), acquire new assets, bring new “restricted subsidiaries” into the bond indenture, prepay shareholder loans or other subordinated indebtedness, declare and pay a dividend, distribution or other so called “restricted payment”, enter into sale/leaseback transactions or enter into a merger or consolidation transaction.  Tests are incurrence and not maintenance tests.  The bond indenture will also set forth rules to ensure that transactions between TVN and its “restricted subsidiaries”, on the one hand, and affiliates, on the other hand, are on an arm’s-length basis.  As part of the bond indenture, TVN will be required to provide the bond trustee and the owners of the high yield bonds with quarterly and annual financial statements and other reports as customary for this type of financing.  After discussion with the underwriters and consistent with current practice for non US issuers of high yield debt, it was agreed that no registration rights were to be granted in connection with the high yield bond offering.

9.              Purpose of Issue:  Provide funds for (i) the purchase of SBS’s 30.4% ownership stake in TVN for the Euro equivalent of USD 145,000,000 (as determined on closing of the Share Purchase Agreement), (ii) the repayment of the existing bank credit facilities currently outstanding in the amount of approximately USD 50,000,000 provided to TVN by the bank syndicate headed by BPH-PBK Bank (the “Bank”) (in the event that the Bank does not consent to the issue of the high yield bonds and TVN chooses to prepay its facilities), (iii) the purchase of TVN 24 by TVN and other assets (in the event that the Bank grants its consent to the high yield bonds and the credit facilities remain in place) and (iv) the funding of all issuance and related transaction costs.

10.       Underwriters:  JPMorgan Securities Limited (book runner and lead manager)

Bear Stearns International Limited (joint lead manager)

Jeffries & Company Inc. (joint lead manager)

11.       Underwriting Fees:  Three percent (3%) of the Issue Amount with the underwriting fees capped at USD 6,000,000. Excluded from the Issue Amount for purposes of calculating underwriting fees will be any bonds purchased by investors by and as a consequence of the efforts of ITI. .

12.       Method of Offering:  The underwriters will market the high yield bonds to large institutional investors in Europe and North America pursuant to US SEC Rule 144A and Regulation S, as is typical for this type of debt security.

Exhibit 13 to the

Share Purchase Agreement

Strateurop International B.V.

Balance Sheets

	31-Dec-02	30-Jun-03
	euro	euro
Cash and Cash equivalents	10,489,177	144,837

Total current assets	10,489,177	144,837

Investment (TVN shares)	10,860,804	10,860,804
Other non-current assets	53,958	0

Total non-current assets	10,914,762	10,860,804

Total assets	21,403,939	11,005,641

Trade payables	3,130	1,422
Accrued expenses	1,228,751	434,755
Intercompany payables	203,681	21,683

Total current liabilities	1,435,562	457,860

Share capital	18,152	18,152
Share premium	11,866,352	11,866,352
Profit brought forward	8,084,583	7,731,708
Dividend paid		(9,068,431)

Shareholders’ equity	19,969,087	10,547,781

Total liabilities	21,404,649	11,005,641

Exhibit 14 to the

Share Purchase Agreement

[Form of Letter of J.P. Morgan]

• [September] 2003

The Shareholders

TVN Sp. z o.o.,

3 Augustowka Street,

02-981

Warsaw

Poland

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Ltd. (“JPM”) that International Trading and Investments Holdings S.A. Luxembourg (“ITI”) is considering acquiring SBS Broadcasting SA’s (“SBS”) 30.43% stake in TVN Sp. z o.o.(“the Company”) (the “Acquisition”).  We understand that the total funding needs of ITI in connection with the Acquisition will be the Euro equivalent of US$145,000,000.  We further understand that in order to finance the Acquisition, fund miscellaneous working capital needs and to pay related fees and expenses, TVN is considering causing the issue of up to €[•] million of senior or senior subordinated notes in the high yield market (“the Notes”) (the issue of the Notes together with the Acquisition being “the Transaction”).  Following the Transaction, the only debt in the Company will be the Notes (as described above) and a maximum of $[•] million of funded debt under a bank credit facility.

We are pleased to inform you that, based upon our knowledge of the Company, our review of the information provided to JPM to date, and our close relationship with both the Company and the ITI Group, we are highly confident in our ability to sell or place the Notes as described above, subject to the matters set forth in the following paragraph.

Our view expressed above is based on the outline of the Transaction as currently contemplated, our understanding of the business, results of operations, financial condition and prospects of the Company after giving effect to the Transaction.  Our view is also subject to, among other things: (i) agreement on the terms and conditions of the sale of the Notes and all existing debt of the Company, if any, and all related documentation being reasonably satisfactory in form and substance to JPM; (ii) the execution and delivery of documentation with respect to the Transaction and all related transactions in form and substance reasonably satisfactory to JPM; (iii) the absence of any material adverse change in the business (financial or otherwise), results of operations, assets, liabilities or prospects of the Company, as determined by JPM in its sole discretion; (iv) the receipt of all necessary governmental, regulatory and third party approvals and consents in connection with the Transaction; (v) the execution and delivery of documentation with respect to the Notes and the offering and sale thereof (including, but not limited to, the underwriting agreement, purchase agreement or placement agreement) that is in form and substance reasonably satisfactory to JPM; (vi) our continuing due diligence investigation not disclosing any facts that would materially alter our current view with respect to the Company. and (viii) there having not occurred any disruption or adverse change, as determined by JPM in its sole discretion, in the market for new issuance of high yield debt securities or in the securities market in general.

It should be understood that this letter shall not constitute or give rise to any obligation on the part of JPM to arrange, underwrite or provide or commit to arrange, underwrite or provide any financing for the Transaction, to purchase any Notes or to provide any advisory or placement services; any such obligations would arise only under separate written agreements acceptable to JPM in its sole discretion.

This letter is being delivered to you for your information and is solely for your use.  This letter is not to be distributed or disclosed to, or otherwise relied upon by, any other person without JPM’s prior written consent, except as required by law.  Notwithstanding the foregoing, you may show this letter to your representatives provided that they agree to keep this letter confidential.

Very truly yours,

J.P. Morgan Securities Ltd.

By:
Name:
Title: